                                                  Filed Pursuant to Rule 424B(4)
                                                  Registration No. 333-47741

                                    [LOGO]

                       1,200,000 Shares of Common Stock

     Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that any such market will develop. The Common Stock will be quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbol IBSX. For a discussion of the factors considered in determining the initial public offering price, see "Underwriting."

                          -------------------------
THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK
 AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 6.

                          -------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

================================================================================
                          Price        Underwriting       Proceeds
                           to          Discounts and         to
                         Public       Commissions(1)     Company(2)
--------------------------------------------------------------------------------
Per Share .........    $     6.00        $    .60        $     5.40
--------------------------------------------------------------------------------
Total(3) ..........    $7,200,000        $720,000        $6,480,000
================================================================================
(1) In addition, the Company has agreed to pay to the Underwriter a 3% nonaccountable expense allowance and to sell to the Underwriter warrants (the "Underwriter's Warrants") to purchase up to 120,000 shares of Common Stock. The Company has also agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $701,000, including the Underwriter's nonaccountable expense allowance in the amount of $216,000 ($248,400 if the Underwriter's over-allotment option is exercised in full).

(3) The Company has granted to the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to an additional 180,000 shares of Common Stock on the same terms set forth above, solely for the purpose of covering over-allotments, if any. If the Underwriter's over-allotment option is exercised in full, the total price to public, underwriting discounts and commissions, and proceeds to Company will be $8,280,000, $828,000 and $7,452,000, respectively. See "Underwriting."
                          -------------------------
     The shares of Common Stock are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the shares will be made against payment therefor at the offices of the Underwriter, 650 Fifth Avenue, New York, New York 10019, on or about May 20, 1998.

                               ----------------
                          Whale Securities Co., L.P.


                  The date of this Prospectus is May 14, 1998.

     IBS Interactive, Inc. provides a broad range of computer networking, programming, applications development and Internet services primarily to businesses and organizations.


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS, ON NASDAQ, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE, WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITER MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK IN THE OPEN MARKET. SUCH ACTIVITIES, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Except as otherwise indicated, the information in this Prospectus (i) gives effect to each of an approximate 1,029-for-1 stock split effected in March 1998, a subsequent approximate 1.19-for-1 stock split effected in April 1998 and the issuance upon the consummation of this offering of 25,000 shares of Common Stock upon conversion of $150,000 of indebtedness (the "Debt Conversion") and (ii) assumes no exercise of the Underwriter's over-allotment option to purchase up to 180,000 additional shares of Common Stock. See "Underwriting" and Notes 7 and 14 to Notes to the Company's Financial Statements.


                                  The Company


     IBS Interactive, Inc. (the "Company") provides a broad range of computer networking, programming, applications development and Internet services primarily to businesses and organizations. The Company has adopted a business model that includes Systems Integration; Programming and Applications Development; and Internet services. These services are designed to permit clients to outsource a variety of business needs such as computer networking, programming, maintenance and technical support. The Company believes that by combining computer consulting and Internet related services, it is positioned to capitalize on increasing demand by businesses and organizations for comprehensive, cost-effective information technology solutions.


     The Systems Integration services offered by the Company include systems consulting, analysis and design; implementation and integration; and maintenance. The Company's Programming and Applications Development services consist primarily of custom programming for Internet and Intranet applications, including distance learning and on-line trading applications and Web-site development and maintenance. Internet services offered by the Company include dedicated leased line and frame relay connections, Web hosting, dial-up access and electronic mail services. For the year ended December 31, 1997, Systems Integration, Programming and Applications Development and Internet services accounted for approximately 55%, 9% and 36%, respectively, of the Company's revenues.


     The Company's principal marketing efforts are focused on large businesses and organizations with systems development and maintenance needs. The Company's clients during the year ended December 31, 1997 included Aetna U.S. Healthcare Inc. ("Aetna"); Mobil Oil Corporation ("Mobil"); Black & Decker Corp.; TRW, Inc.; Bell Atlantic Corporation ("Bell Atlantic"); Unilever; Scientific Applications International Corporation; the City of Fairfax, Virginia; certain agencies of the U.S. Department of Defense; and The Archdiocese of New York (Catholic Healthcare Network).


     The Company's telecommunications network is comprised of a secure network operations center ("NOC") in Cedar Knolls, New Jersey, leased high-speed data lines and ten points-of-presence ("POPs") serving the northern New Jersey and New York City metropolitan area. The proximity of a POP to subscribers enables subscribers in the area in which a POP is located to access the Internet through a local telephone call. The Company currently supports 56k and ISDN technologies at each of its POPs. The Company has approximately 3,300 dial-up subscribers as of the date of this Prospectus. For the year ended December 31, 1997, dial-up access services accounted for approximately 15% of the Company's revenues.


     The Company commenced operations in June 1995 as an Internet service provider offering Web-site hosting services. Since April 1996, the Company has acquired Interactive Networks, Inc. ("Interactive Networks"), Mordor International ("Mordor") and AllNet Technology Services, Inc. ("AllNet"), each an Internet service provider principally offering dial-up access services. The Company began to provide Systems Integration and Programming and Applications Development services in April 1996 and has increasingly emphasized such services. In January 1998, the Company acquired Entelechy, Inc. ("Entelechy"), a provider of programming and applications development services, including distance learning and on-line trading applications. During the twelve months following the consummation of this offering, the Company will seek to continue to expand its operations through internal growth and acquisitions.

     The Company believes that worldwide competition and rapid technological advancements, coupled with a trend by businesses to outsource non-core business functions, have created increasing demand for computer consulting and Internet related services. The Company's strategy is to capitalize on such increasing demand by (i) pursuing opportunities to expand its existing service offerings, the scope of its operations and client base through selective acquisitions of systems integrators, programmers, applications developers and Internet service providers; (ii) expanding the capacity and geographic scope of its network through the establishment or acquisition of additional POPs and network upgrades; (iii) hiring and retaining additional qualified network engineering, programming and technical personnel; and (iv) expanding its marketing and sales efforts through enhanced cross-marketing of its service offerings. There can be no assurance that the Company will be able to successfully implement this strategy or otherwise expand its operations.

     The Company was incorporated under the name Internet Broadcasting System, Inc. in February 1995 under the laws of the State of Delaware. The Company's principal executive offices are located at 2 Ridgedale Avenue, Suite 350, Cedar Knolls, New Jersey 07927, and its telephone number is (973) 285-2600. The Company maintains a Web-site at http://www.interactive.net. Information contained in the Company's Web-site does not constitute a part of this Prospectus.


                                 The Offering

Common Stock offered.....   1,200,000 shares

Common Stock to be outstanding
 after the offering(1)...   3,074,237 shares

Use of Proceeds..........   The Company intends to use the net proceeds of
                            this offering for potential acquisitions; network expansion and upgrade; sales and marketing;
                            repayment of indebtedness; and the balance for working capital and general corporate purposes. See
                            "Use of Proceeds."

Risk Factors.............   The shares offered hereby are speculative and
                            involve a high degree of risk and immediate and substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" at page 6 and "Dilution."

Nasdaq SmallCap
 Market Symbol...........   IBSX

-------------
(1) Does not include (i) 120,000 shares reserved for issuance upon exercise of the Underwriter's Warrants; (ii) 48,872 shares reserved for issuance upon exercise of warrants (the "Warrants") issued in connection with a private financing consummated in October 1997 (the "1997 Financing"); (iii) 130,124 shares reserved for issuance in connection with the acquisition of Entelechy in January 1998; (iv) 129,750 shares reserved for issuance upon exercise of options granted under the Company's 1998 Stock Option Plan (the "1998 Stock Option Plan"); (v) 20,000 shares reserved for a restricted stock award; and (vi) 200,250 shares reserved for issuance upon the exercise of options available for future grant under the 1998 Stock Option Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management--Employment Agreements," "--1998 Stock Option Plan," "Description of Securities--Warrants" and "Underwriting."

                         Summary Financial Information

     The following summary financial information for the years ended December 31, 1996 and 1997 and balance sheet data (actual) as of December 31, 1997 has been derived from audited financial statements of the Company and should be read in conjunction with "Management's Discussion and Analysis of Results of Operations" and the financial statements, including the notes thereto, contained elsewhere in this Prospectus.




                                                                 Year Ended December 31,
                                                              -----------------------------
                                                                   1996            1997
                                                              -------------   -------------
  Statement of Operations Data(1):
  Revenues ................................................    $1,023,000      $2,741,000
  Cost of services ........................................       650,000       1,099,000
  Gross profit ............................................       373,000       1,642,000
  Net income (loss) .......................................      (251,000)        198,000
  Net income (loss) per share - basic and diluted .........          (.17)            .12
  Weighted average number of shares outstanding -
   diluted ................................................     1,507,047       1,721,664



                                                   December 31, 1997
                                   --------------------------------------------------
                                      Actual       Pro Forma(2)      As Adjusted(3)
                                   ------------   --------------   ------------------
  Balance Sheet Data:
  Working capital ..............   $ 567,000        $  425,000       $  6,250,000
  Total assets .................   2,451,000         3,295,000          8,726,000
  Total liabilities ............   1,312,000         1,486,000          1,009,000
  Stockholders' equity .........   1,139,000         1,809,000          7,717,000(4)


-------------
(1) Includes the results of operations of (i) Interactive Networks since the beginning of the periods presented, (ii) Mordor subsequent to May 31, 1996, and (iii) AllNet subsequent to March 1, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to Notes to the Company's Financial Statements.

(2) Gives effect to the acquisition of Entelechy in January 1998 including the issuance of 147,310 shares of Common Stock in connection therewith.

(3) Gives effect to (i) the Debt Conversion and (ii) the sale of the shares offered hereby and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds," "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

(4) Gives effect to a non-recurring charge of $35,000 ($21,000, net of tax benefit) relating to the 1997 Financing which will be incurred upon consummation of this offering. See Note 6 to Notes to the Company's Financial Statements.

     Notices to California Investors. Each purchaser of Common Stock in California must be an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or satisfy one of the following suitability standards:
(i) minimum annual gross income of $65,000 and a net worth (exclusive of home, home furnishings and automobiles) of $250,000; or (ii) minimum net worth (exclusive of home, home furnishings and automobiles) of $500,000.

                                 RISK FACTORS

     The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully consider the following risk factors before making an investment decision.

     Limited Operating History. The Company commenced operations in June 1995 as an Internet service provider and began to offer systems integration, programming and applications services in April 1996. Accordingly, the Company has a limited operating history upon which an evaluation of its prospects and performance can be made. The Company's prospects must be considered in light of the risks, uncertainties, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business enterprise in a rapidly evolving industry characterized by intense competition and an increasing and substantial number of new market entrants and technologies and services. The Company is subject to the risks associated with an evolving business and the management of both internal and acquisition based growth. See "Business."

     Prior Operating Losses; Lack of Substantial Profitability; Future Operating Results. The Company incurred losses of $39,000 and $251,000, respectively, for the period from inception (February 28, 1995) to December 31, 1995 and the year ended December 31, 1996 and has an accumulated deficit at December 31, 1997 of $85,000. On a pro forma basis, the Company would have incurred a loss in the amount of $113,000 for the year ended December 31, 1997 after giving effect to the acquisition of Entelechy. The Company achieved only limited profitability for the year ended December 31, 1997 despite generating steadily increasing levels of revenues. The Company's operating expenses have increased and will continue to increase significantly in connection with any expansion activities undertaken by the Company, including those relating to acquisitions, network development and marketing. Accordingly, the Company's future profitability will depend on corresponding increases in revenues from operations. The Company's expense levels are based in part on the Company's expectations concerning future revenues and are fixed to a large extent. Any decline in demand for the Company's services or increases in the Company's expenses which are not offset by corresponding increases in revenue could have a material adverse effect on the Company. The Company expects to incur a non-recurring charge of $35,000 relating to the 1997 Financing upon the consummation of this offering, and charges of approximately $180,000, $197,000, $197,000 and $17,000 relating to the Entelechy acquisition in each of the years ending December 31, 1998, 1999, 2000 and 2001, respectively. Additionally, the Company expects to incur annual charges in the amount of $27,000 through the year ending December 31, 2001 in connection with the award of a restricted stock grant to an executive officer. There can be no assurance that the Company's recent rate of revenue growth will continue or that the Company's future operations will be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management -- Employment Agreements" and Financial Statements.

     Dependence on Aetna; Non-Recurring Revenues. The Company is dependent on a limited number of clients for a substantial portion of its revenues. For the year ended December 31, 1997, the Company's largest clients, Aetna (which engaged the Company in October 1997) and Mobil accounted for approximately 54.2% and 5.2%, respectively, of the Company's revenues. Revenues derived from the Company's consulting contracts are generally non-recurring in nature. The Company's contract with Aetna provides for the Company to render services pursuant to purchase orders, each of which constitutes a separate contractual commitment by Aetna. As of the date of this Prospectus, the Company has not received any purchase orders from Aetna for work to be performed subsequent to April 30, 1998. Non-renewal or termination of the Company's contract with Aetna or the failure by Aetna to issue additional purchase orders under the existing contract would have a material adverse effect on the Company. There can be no assurance that the Company will obtain additional contracts for projects similar in scope or profitability to those previously obtained from Aetna or any other client, that the Company will be able to retain existing clients or attract new clients or that the Company will not remain largely dependent on a limited client base which may continue to account for a substantial portion of the Company's revenues. In addition, the Company generally will be subject to delays in client funding; lengthy client review processes for awarding contracts; nonrenewal; delay, termination, reduction or modification of contracts in the event of changes in client policies or as a result of budgetary constraints; and increased or unexpected costs resulting in losses in the event of "fixed-price" contracts. See "Business -- Clients."

     Subscriber Attrition. The Company's operating results may be affected by dial-up subscriber attrition rates. Subscribers may discontinue service without penalty at any time, and there can be no assurance that subscribers will continue to purchase services from the Company or that the Company will not be subject to subscriber attrition. Historically, the Company has not retained data enabling it to accurately compute subscriber attrition levels. Significant levels of subscriber attrition in the future could have a material adverse effect on the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Limited Number of POPs; Geographic Concentration; Uncertainty of Network Expansion. The Company currently has ten points-of-presence ("POPs") in operation in the northern New Jersey and New York City metropolitan areas. Consequently, the results achieved to date by the Company may not be indicative of the prospects or market acceptance of a larger number of POPs in wider and more geographically dispersed areas. The process of acquiring existing POPs or identifying suitable sites and establishing additional POPs can be lengthy. There can be no assurance that the Company will be successful in acquiring existing POPs or identifying suitable sites and establishing additional POPs. Failure to obtain and install telephone lines and network equipment on a timely and cost-effective basis could materially delay the Company's plans with respect to the establishment of additional POPs in target markets. The Company has relatively limited experience in establishing POPs and has limited financial, technical and other resources. There can be no assurance that the Company will be able, for financial or other reasons, to successfully expand its network of POPs or that any expansion will not be subject to unforeseen delays and costs. See "Business -- Network Infrastructure."


     Emerging and Evolving Markets; Uncertainty of Market Acceptance; Limited Marketing, Service and Support Capabilities. The markets for the Company's services are relatively new and evolving and are characterized by consolidating trends. As a result, the ultimate level of demand for the Company's services is subject to a high degree of uncertainty. Any significant decline in demand for computer networking services or in the computer industry generally or in particular market segments could have a material adverse effect on the Company's business and prospects. The Company's success will be largely dependent upon its ability to continually attract and retain additional clients and subscribers and replace terminating clients and subscribers. Achieving significant market acceptance will require substantial efforts and expenditures to create enhanced awareness of the services offered by the Company. The successful implementation of the Company's business plans will also require the Company to expand client service and support capabilities to satisfy increasingly sophisticated client requirements. The Company currently has limited marketing experience and limited marketing, service, client support and other resources. To date, the Company has relied principally on the efforts of its executive officers to market its services. There can be no assurance that the Company will be able to successfully expand its marketing activities, client service or support capabilities, or that the Company's efforts will result in continued market acceptance for the Company's services. See "Business -- Sales and Marketing."


     Competition. The markets for the Company's services are highly competitive. There are no substantial barriers to entry and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully will be significantly affected by the availability of highly skilled engineers, programmers and technicians; continuing referrals by clients; the geographic scope of the Company's network; and industry and general economic trends. The Company competes with numerous large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company, including (i) large information technology consulting and service providers and application software firms such as Andersen Consulting, Cambridge Technology Partners, Electronic Data Systems Corporation and American Management Systems; (ii) international, national, regional and commercial Internet service providers such as Performance Systems International, Inc., Digex, Inc. and UUNET Technologies, Inc.; ("UUNET"); (iii) established on-line services companies such as America Online, Inc., and Prodigy Service Company; (iv) computer hardware and software and other technology companies such as IBM and Microsoft Corp.; (v) national long distance carriers such as AT&T Corp., MCI Communications Corp. and Sprint Corp. and regional telephone companies, including Bell Atlantic, and cable operators; and (vi) major accounting firms. Many of these competitors have announced plans to expand their service offerings and increase their focus on markets relating to computer networking and Internet related services. As a result, competition is expected to intensify for highly skilled network engineers, programmers and technicians. There can be no assurance that competitors will not develop or offer services that provide performance, price or other advantages over those offered by the Company, that the Company will be able to attract, hire or retain highly skilled network engineers, programmers and technicians or that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully. See "Business -- Competition."

     Rapid Technological Change. The markets for the Company's services are characterized by rapid technological change, changes in client requirements and preferences, frequent new product and service introductions embodying new processes and technologies and evolving industry standards and practices that could render the Company's existing practices and methodologies obsolete or less attractive to existing and prospective clients. The Company's success will depend on its ability to improve existing and develop new services and solutions that address the increasingly sophisticated and varied needs of its current and prospective clients, and respond to technological advances, emerging industry standards and practices and competitive service offerings. There can be no assurance that the Company will be successful in responding quickly, cost-effectively and sufficiently to these developments. The Company's dial-up access service is also subject to fundamental changes in the manner in which Internet access services are delivered. Currently, the Internet is accessed primarily by computers and telephone lines. To the extent that the Internet becomes increasingly accessible by screen-based telephones, television or other consumer electronic devices which change the way Internet access is routinely provided, the Company may be required to acquire or develop new technology or modify its existing technology to accommodate these developments. The pursuit of these technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its Internet access service to alternate access devices and conduits. See "Business -- Competition."


     Capacity Constraints; System Failure and Security Risks. The Company's operations will depend upon the capacity, reliability and security of its network infrastructure. The Company currently has limited network capacity and will be required to continually expand its network infrastructure to accommodate significant numbers of users and increasing amounts of information. Expansion of the Company's network infrastructure will require significant financial, operational and management resources. There can be no assurance that the Company will be able to expand its network infrastructure to meet potential demand on a timely basis, at a commercially reasonable cost, or at all. Failure by the Company to expand its network infrastructure on a timely basis would have a material adverse effect on the Company. The Company's operations will also be dependent on the Company's ability to protect its computer equipment against damage from fire, power loss, telecommunications failures and similar events. The Company currently does not maintain redundant capacity. The Company's network infrastructure will be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with the Company's computer systems. Computer viruses or problems caused by third parties could lead to material interruptions, delays or cessation in service. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in computer systems. Security and privacy concerns may limit the Company's ability to develop a significant subscriber base. See "Business -- Network Infrastructure."


     Dependence on Third-Party Suppliers and Manufacturers; Possible Service Interruptions and Equipment Failures. The Company is dependent on Bell Atlantic and WorldCom, Inc. ("WorldCom") to provide leased telecommunications lines on a cost-effective and continuous basis, and on UUNET to provide Internet access. As is customary in the industry, the Company has not entered into interconnect agreements with these suppliers. Increases in rates charged by such suppliers could adversely affect the Company's operating margins. Failure to obtain continuing access to such networks resulting in material business interruptions would also have an adverse effect on the Company. The Company also is dependent on third-party manufacturers of hardware components. Except for a limited number of non-exclusive reseller agreements with certain suppliers, the Company has not entered into agreements with any equipment manufacturer. Failure by manufacturers to deliver quality equipment on a timely basis or any inability to obtain alternative sources of supply, could materially adversely affect the Company's business and limit the Company's ability to expand its network. In addition, the Company's operations require that its POPs and its third-party telecommunications networks operate on a continuous basis. It is possible that the Company's POPs and third-party telecommunications networks may from time to time experience service interruptions or equipment failures. Service interruptions and equipment failures resulting in material delays would adversely affect client and subscriber confidence as well as the Company's business operations and reputation. See "Business -- Network Infrastructure."


     Risks Associated with Expansion and Unspecified Acquisitions. The Company intends to use a portion of the proceeds of this offering to expand its operations through internal growth and acquisitions. The Company plans to establish or acquire additional POPs, upgrade and expand its network capacity, attract additional clients and subscribers, expand its work force and its presence in selected geographic markets. Such growth is expected to place a significant strain on its management, administration, operational, financial and other resources. To successfully manage growth, the Company will be required to continue to implement and improve its administrative, operating and financial systems, train and manage its employees, monitor operations, control costs and maintain effective quality controls. The Company has limited experience in effectuating rapid expansion and in managing operations which are geographically dispersed, and there can be no assurance that the Company will be able to successfully expand its operations or manage growth. The Company intends to pursue opportunities by making selective acquisitions of systems integraters, programmers, applications developers and Internet service providers. While the Company regularly evaluates possible acquisition opportunities, as of the date of this Prospectus, the Company has no plans, agreements, commitments, understandings or arrangements with respect to any such acquisition. There can be no assurance that the Company will ultimately effect any acquisition, that it will be able to successfully integrate into its operations any personnel, businesses, clients or subscribers which it may acquire, that the Company will not incur significant charges related to an acquisition, goodwill amortization expense or write-offs associated with attrition of newly acquired subscribers or clients or be able to retain acquired key personnel. Additionally, stockholders will generally not have any opportunity to evaluate or approve any acquisition. See "Use of Proceeds" and "Business -- Strategy."


     Recruitment and Retention of Qualified Personnel. The Company's business is labor intensive. The Company's success will depend upon its ability to identify, hire, train and retain professional engineers, programmers and technicians who can provide the strategy, technology and creative skills required by clients. Qualified professionals are in high demand and are likely to remain a limited resource for the foreseeable future. The Company is currently dependent on the services of temporary personnel to satisfy increased client requirements. The Company competes intensely for qualified personnel with other companies, and there can be no assurance that the Company will be able to attract or retain other highly qualified engineers, programmers and technical personnel in the future. Failure to attract and retain qualified professionals in sufficient numbers would severely limit the Company's ability to complete existing projects and expand its operations. See "Business."


     Dependence on Offering Proceeds to Implement Proposed Expansion; Possible Need for Additional Financing. The Company's business is capital intensive. The Company is dependent on and intends to use a substantial portion of the proceeds of this offering to implement its expansion plans. Based on proposed plans and assumptions relating to its operations, the Company believes that the proceeds of this offering, together with projected cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of this offering or cash flow prove to be insufficient to implement its business plans, the Company may be required to seek additional financing or curtail its expansion activities. There can be no assurance that the proceeds of this offering will be sufficient to permit the Company to implement its business plans, that any assumptions relating to the implementation of such plans will prove to be accurate or that any additional financing would be available to the Company on commercially reasonable terms, or at all. The inability to obtain additional financing, if required, would have a material adverse effect on the Company. The Company may determine to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that the Company finances an acquisition with equity securities, the issuance of such equity securities would result in dilution to the interests of the Company's stockholders. Additionally, if the Company incurs indebtedness or issues debt securities in connection with any acquisition, the Company will be subject to risks that interest rates may fluctuate and cash flow may be insufficient for the payment of principal and interest on any such indebtedness. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Possible Fluctuations in Operating Results; Lengthy Sales Cycle. The Company's operating results may fluctuate significantly from period to period as a result of the length of the Company's sales cycle, as well as from client budgeting cycles; the introduction of new products and services by competitors; the timing of expenditures; pricing changes in the industry; technical difficulties; and general economic conditions. The Company's business is generally subject to lengthy sales cycles, which requires the Company to make expenditures and use significant resources prior to receipt of corresponding revenues. Historically, the Company's revenues have been higher in the fourth quarter as a result of client budgeting and expenditures cycles. There can be no assurance that the foregoing factors will not result in significant fluctuations in future operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Outstanding Accounts Receivable, Credit and Collection Risks. The Company's accounts receivable, less allowance for doubtful accounts, at December 31, 1997, were $1,636,000, compared to $310,000 at December 31, 1996.
Of such 1997 receivables, approximately 93% were due from Aetna, all of which were collected in January 1998. At December 31, 1997, the Company's allowance for doubtful accounts was $66,000. Delays in collection or uncollectibility of accounts receivable could have an adverse effect on the Company and could require the Company to increase its allowance for doubtful accounts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Government Regulation; Potential Liability for Content. Recently enacted federal, state and local legislation aimed at limiting the use of the Internet to transmit certain content and materials could result in significant liability to Internet service providers. These types of legislative actions present the potential for increased scrutiny and attempts to impose liability upon Internet service providers for information disseminated through their networks. The adoption or strict enforcement of any such laws or regulations may limit the growth of the Internet, which could decrease demand for the Company's services and increase the Company's cost of doing business. Additionally, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. As a result, it is possible that the adoption of new legislation or regulation or the application to the Internet of existing laws and regulations relating to property ownership, libel and personal privacy could have a material adverse effect on the Company. Changes in the regulatory environment relating to Internet access, including regulatory changes which directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from local and regional telephone companies or others, could also have a material adverse effect on the Company. See "Business."

     Limited Intellectual Property Protection. The Company relies on a combination of copyright and trademark laws, trade secrets and nondisclosure agreements to protect its proprietary information. The Company currently has no registered copyrights or patents or patent applications pending. It may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, the Company's proprietary information without authorization. In addition, there can be no assurance that any confidentiality agreements between the Company and its employees or any agreements with its customers will provide meaningful protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information. The majority of the Company's current agreements with its clients contain provisions granting to the client intellectual property rights to certain of the Company's work product, including customized programming that is created during the course of a project. The Company anticipates that agreements with future clients may contain similar provisions. Other existing agreements to which the Company is a party are, and future agreements may be, silent as to the ownership of such rights. To the extent that the ownership of such intellectual property rights is expressly granted to a client or is ambiguous, the Company's ability to reuse or resell such rights will or may be limited. See "Business -- Intellectual Property."

     Potential Liability to Clients. The Company's consulting engagements often involve development, implementation and maintenance of applications that are critical to the operations of its clients' businesses. The Company's failure or inability to meet a client's expectations in the performance of its services could harm the Company's business reputation or result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure or inability. In addition, in the course of performing services, the Company's personnel often gain access to technologies and content which include confidential or proprietary client information. Although the Company has implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim for substantial damages. The Company attempts to limit contractually its damages arising from negligent acts, errors, mistakes or omissions in rendering services and, although the Company maintains general liability insurance coverage in the amount of $1,000,000, including coverage for errors and omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims. The successful assertion of one or more large claims against the Company that are uninsured, exceed available insurance coverage or result in changes to the Company's insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirements, would adversely affect the Company. See "Business -- Insurance."

     Dependence on Key Personnel. The success of the Company will be dependent on the personal efforts of Nicholas R. Loglisci, Jr., its President and Chief Operating Officer; Clark D. Frederick, its Chief Technical

Officer; Frank R. Altieri, Jr., its Chief Information Officer and other key personnel. Although the Company has entered into employment agreements with Messrs. Loglisci, Frederick and Altieri, the loss of the services of any of such individuals, as a result of extended leaves due to military service or otherwise, could have a material adverse effect on the Company. Prior to the consummation of this offering, the Company intends to obtain "key-man" insurance on the life of each of Messrs. Loglisci, Frederick and Altieri in the amount of $2,000,000. See "Management."


     Dependence on Personal Guarantees. Certain of the Company's equipment leases have been personally guaranteed by each of Messrs. Loglisci, Frederick and Altieri. Additionally, the Company's bank indebtedness has been personally guaranteed by each of Messrs. Loglisci and Altieri. At December 31, 1997, the aggregate obligations of the Company personally guaranteed by these executive officers amounted to $117,000. None of these individuals nor any other person has any obligation to make personal guarantees available to the Company in the future and it is expected that such persons will not personally guarantee obligations of the Company following the consummation of this offering. There can be no assurance that the absence of such personal guarantees will not adversely affect the Company's ability to borrow funds or lease equipment in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."


     Broad Discretion in Application of Proceeds; Allocation of Proceeds to Repay Indebtedness; Benefits to Related Parties. Approximately $1,972,000 (34.1%) of the estimated net proceeds of this offering has been allocated to working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. The Company also intends to use $307,000 of the net proceeds of this offering to repay outstanding indebtedness, including indebtedness owing to Steven Loglisci, Nicholas R. Loglisci, Sr., Frank R. Altieri, Sr., each a member of the family of an executive officer of the Company, and Barrett Wissman, a nominee for director of the Company, in the amount of $18,750, $10,000, $25,000 and $50,000, respectively. Additionally, a portion of the proceeds of this offering allocated to working capital may be used to pay the salaries of executive officers (which is anticipated to approximate $395,000 during the twelve months following this offering) to the extent cash flow from operations is insufficient for such purpose. See "Use of Proceeds" and "Certain Transactions."


     Control by Current Stockholders. Upon consummation of this offering, the Company's current stockholders will beneficially own, in the aggregate, approximately 60.2% of the outstanding shares of Common Stock. Accordingly, such persons, acting together, will be in a position to control the Company, elect all of the Company's directors, change the Company's authorized capital or cause the dissolution, merger or sale of the assets of the Company, and generally direct the affairs of the Company. See "Management" and "Principal Stockholders."


     Potential Conflicts of Interest. The Company has entered into certain transactions or arrangements with its affiliates, including borrowings and personal guarantees made on behalf of the Company, which could result in conflicts of interest. Although the Company believes that all such transactions or arrangements were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties, there can be no assurance that conflicts of interest will not arise with respect to future transactions or arrangements or that such conflicts will be resolved in a manner favorable to the Company. Any such future transactions will be approved by a majority of the independent and disinterested members of the Board of Directors and, to the extent deemed necessary or appropriate by the Board of Directors, the Company will obtain fairness opinions or stockholder approval in connection with any such transactions. See "Certain Transactions."


     No Dividends. To date, the Company has not paid any dividends on its Common Stock and does not expect to declare or pay dividends on the Common Stock in the foreseeable future. See "Dividend Policy."


     Limitation on Liability. The Company's Restated Certificate of Incorporation (the "Restated Certificate") includes provisions to limit, to the full extent permitted by Delaware General Corporation Law (the "DGCL"), the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. As a result of such provisions in the Restated Certificate, stockholders may be unable to recover damages against the directors of the Company for actions taken by them which constitute negligence, gross negligence or a violation of certain of their fiduciary duties, which may reduce the likelihood of stockholders instituting derivative litigation against directors and may discourage or deter stockholders from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders. See "Management -- Indemnification of Directors and Officers."


     Immediate and Substantial Dilution. This offering involves an immediate and substantial dilution of $3.76 per share (62.7%) between the net tangible book value per share after the offering and the initial public offering price per share. See "Dilution."


     Authorized Preferred Stock. The Restated Certificate authorizes the Company's Board of Directors to issue one million shares of "blank check" preferred stock, par value $.01 per share (the "Preferred Stock"), and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares of Preferred Stock, without further stockholder approval. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of holders of any Preferred Stock that may be issued in the future. The ability to issue Preferred Stock without stockholder approval could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of the Company thereby delaying, deferring or preventing a change in control of the Company. See "Description of Securities."



     Shares Eligible for Future Sale; Registration Rights. Upon consummation of this offering, the Company will have 3,074,237 shares of Common Stock outstanding, of which the 1,200,000 shares of Common Stock offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by an "affiliate of the Company" (in general, a person who has a controlling position with regard to the Company), which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. All of the remaining 1,874,237 shares of Common Stock which will be outstanding upon the consummation of this offering are "restricted securities," as that term is defined under Rule 144. Subject to the contractual restrictions described below, 1,701,927 shares of Common Stock will be eligible for sale pursuant to Rule 144 commencing 90 days following the date of this Prospectus, 147,310 shares will become eligible for sale pursuant to Rule 144 on January 31, 1999 and 25,000 shares will become eligible for sale pursuant to Rule 144 on the first anniversary of the date of consummation of this offering. The holders of 1,548,102 of such shares (and holders of 48,872 shares issuable upon the exercise of the Warrants) have agreed not to sell or otherwise dispose of such shares for a period of twelve months from the date of this Prospectus without the Underwriter's prior written consent. The Company has granted certain "piggy-back" registration rights to the holders of 354,330 shares of Common Stock (including 48,872 shares issuable upon the exercise of Warrants), and certain demand and "piggy-back" registration rights to the Underwriter with respect to the securities issuable upon exercise of the Underwriter's Warrants. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale" and "Underwriting."


     No Assurance of Public Market; Arbitrary Determination of Offering Price; Possible Volatility of Market Price of Common Stock; Underwriter's Potential Influence on the Market. Prior to this offering, there has been no public trading market for the Common Stock. There can be no assurance that a regular trading market for the Common Stock will develop after this offering or that, if developed, it will be sustained. Moreover, the initial public offering price of the Common Stock has been determined by negotiations between the Company and the Underwriter and, as a result, such initial public offering price has been arbitrarily determined and may not bear any relationship to the assets, book value or potential earnings of the Company or any other recognized criteria of value and may not be indicative of the prices that may prevail in the future in the public market. The market price of the Common Stock following this offering may be highly volatile. Factors such as the Company's operating results, announcements by the Company or its competitors and new products and services affecting the computer networking and Internet industry may have a significant impact on the market price of the Company's securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and the market price for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. Although it has no obligation to do so, the Underwriter intends to make a market in the Common Stock and may otherwise effect transactions in the Common Stock. If the Underwriter makes a market in the Common Stock, such activities may exert a dominating influence on the market and such activity may be discontinued at any time. The prices and liquidity of the Common Stock may be significantly affected to the extent, if any, that the Underwriter participates in such market. See "Underwriting."

     Possible Delisting of Common Stock from Nasdaq SmallCap Market; Risks Relating to Low-Priced Stocks. The Common Stock will be eligible for quotation on the Nasdaq SmallCap Market upon the completion of this offering. For the Common Stock to remain eligible for continued quotation on the Nasdaq SmallCap Market, the Company must maintain net tangible assets in the minimum amount of $2,000,000, a market value of the public float in the minimum amount of $1,000,000, two market makers and a minimum bid price of $1.00 per share. Failure to meet these maintenance criteria may result in the delisting of the Common Stock from the Nasdaq SmallCap Market, and trading, if any, in the Common Stock would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, if the Common Stock were to become delisted from quotation on the Nasdaq SmallCap Market and the trading price of the Common Stock were to fall below $5.00 per share on the date the Common Stock was delisted, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could materially adversely effect the market price and severely limit liquidity of the Common Stock and the ability of purchasers in this offering to sell Common Stock in the secondary market.

     Potential Litigation. A former employee has threatened to institute legal action against the Company for breach of contract and wrongful termination on the basis of racial and gender discrimination and is seeking salary and attorney's fees aggregating $20,000. Additionally, certain persons have threatened to institute legal action against the Company for unspecified damages and expenses in connection with the Company's termination of service to an Internet subscriber. There can be no assurance that these matters will be resolved in a manner favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Legal Proceedings."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares offered hereby are estimated to be approximately $5,779,000 ($6,719,000 if the Underwriter's over-allotment option is exercised in full). The Company intends to use the net proceeds during the twelve months following this offering approximately as follows:




                                                                Approximate      Approximate Percentage
Application of Proceeds                                        Dollar Amount        of Net Proceeds
-----------------------------------------------------------   ---------------   -----------------------
Potential acquisitions(1) .................................     $ 2,000,000            34.6%
Network expansion and upgrade(2) ..........................       1,000,000            17.3
Sales and marketing(3) ....................................         500,000             8.6
Repayment of indebtedness(4) ..............................         307,000             5.4
Working capital and general corporate purposes(5) .........       1,972,000            34.1
                                                                -----------           -----
 Total .......................................... .........     $ 5,779,000           100.0%
                                                                ===========           =====

------------
(1) Represents estimated expenditures to acquire systems integrators, programmers, applications developers and Internet service providers which the Company believes will enhance its prospects. In January 1998, the Company acquired Entelechy and certain assets of JDT WebwerX LLC. As of the date of this Prospectus, the Company has no plans, agreements, commitments, understandings or arrangements with respect to any acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Strategy."


(2) Represents anticipated expenditures associated with (i) the acquisition of additional computer hardware and software used to support network infrastructure, including backup and redundant capacity, (ii) the establishment of additional POPs in selected geographic locations and
    (iii) salaries of three additional technical support personnel. See "Business -- Network Infrastructure."


(3) Includes costs associated with increased print and radio advertising and the salaries for up to four additional marketing and sales personnel, including a Director of Marketing. See "Business -- Sales and Marketing."


(4) Includes the repayment of (i) $200,000 principal amount of unsecured promissory notes (the "1997 Notes") issued in October 1997, together with accrued interest at the rate of 8% per annum, payable on the earlier of
    (a) the consummation of this offering, (b) a private placement of securities resulting in net proceeds to the Company in the minimum amount of $1,000,000 or (c) October 31, 1999; and (ii) $95,000 outstanding principal amount of unsecured promissory notes (the "1995 Notes") issued in August 1995, together with accrued interest at the rate of 6% per annum, payable on July 31, 1998. The proceeds of the 1997 Notes were used for working capital and general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."


(5) Working capital may be used, among other things, to pay salaries of the Company's executive officers (which is anticipated to be approximately $395,000 during the twelve months following this offering), rent, telecommunications expenses, trade payables, consulting and professional fees and other expenses.


     If the Underwriter exercises the over-allotment option in full, the Company will realize additional net proceeds of $940,000, which will be allocated among the categories set forth above. See "Underwriting."

     The allocation of the net proceeds set forth above represents the Company's best estimates based on proposed plans and assumptions relating to its operations and growth strategy and general economic conditions. The Company believes that the proceeds of this offering, together with projected cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change (due to changes in market conditions, competitive factors or new opportunities that may become available in the future), its assumptions change or prove to be inaccurate or if the proceeds of this offering or cash flow prove to be insufficient to implement its business plans (due to unanticipated expenses, technical difficulties or otherwise), the Company may be required to reallocate the proceeds among the categories set forth above, use proceeds for other purposes, seek additional financing or curtail its expansion activities. There can be no assurance that the proceeds of this offering will be sufficient to permit the Company to implement its business plans, that any assumptions relating to the implementation of such plans will prove to be accurate or that any additional financing would be available to the Company on commercially reasonable terms, or at all.

     Proceeds not immediately required for the purposes described above will be invested principally in short-term United States Government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.


                                   DILUTION

     The difference between the initial public offering price per share and the net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

     At December 31, 1997, the Company had a net tangible book value of $1,003,000, or $.59 per share ($.48 per share, on a pro forma basis, after giving effect to the issuance of 147,310 shares of Common Stock in connection with the Entelechy acquisition in January 1998). After giving further effect to
(i) the Debt Conversion and (ii) the sale by the Company of the 1,200,000 shares offered hereby and after deducting estimated underwriting discounts and expenses of the offering, the net tangible book value of the Company at December 31, 1997 would have been $6,881,000, or $2.24 per share, representing an immediate increase in net tangible book value of $1.76 per share to the existing stockholders and an immediate dilution of $3.76 (62.7%) per share to new investors.

     The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:



   Initial public offering price ...............................                $ 6.00
     Pro forma net tangible book value before offering .........   $ .48
     Increase attributable to new investors. ...................    1.76
                                                                   ------
   Net tangible book value after offering ......................                  2.24
                                                                                ------
   Dilution to new investors. ..................................                $ 3.76
                                                                                ======


     The following table sets forth with respect to the Company's existing stockholders (giving effect to the Entelechy acquisition and the Debt Conversion) and new investors, a comparison of the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share.




                                                                                          Average Price
                                     Shares Purchased          Total Consideration          per Share
                                  -----------------------   --------------------------   --------------
                                     Number      Percent        Amount        Percent
                                  -----------   ---------   -------------   ----------
Existing Stockholders .........   1,874,237      61.0%       $1,327,000      15.6%           $  .71
New Investors .................   1,200,000      39.0         7,200,000      84.4              6.00
                                  ---------     -----        ----------     -----
 Total ........................   3,074,237     100.0%       $8,527,000     100.0%
                                  =========     =====        ==========     =====


     The above table assumes no exercise of the Underwriter's over-allotment option. If such option is exercised in full, it is estimated that the new investors will have paid $8,280,000 for 1,380,000 shares offered by the Company, representing approximately 86.2% of the total consideration, for 42.4% of the total number of shares of Common Stock outstanding. In addition, the above table does not give effect to the shares issuable upon exercise of the Warrants. The Warrants represent the right to purchase 48,872 shares of Common Stock at an exercise price of $3.54 per share. To the extent the Warrants are fully exercised, there will be reduced dilution to new investors of $.02. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management--1998 Stock Option Plan," "Description of Securities--Warrants" and "Underwriting."

                                DIVIDEND POLICY

     Since its inception, the Company has not declared or paid any dividends on the Common Stock and does not in the foreseeable future expect to declare or pay any cash or other dividends on the Common Stock. The future declaration and payment of dividends is within the discretion of the Board of Directors and will depend upon the Company's earnings, if any, its capital requirements, financial condition, the terms of then existing indebtedness, general economic conditions and such other factors as are considered relevant by the Board of Directors.


                                CAPITALIZATION

     The following table sets forth the short-term indebtedness and the capitalization of the Company as of December 31, 1997 on (i) an actual basis,
(ii) a pro forma basis giving effect to the issuance of 147,310 shares of Common Stock in connection with the acquisition of Entelechy in January 1998 and (iii) an as adjusted basis giving effect to the Debt Conversion and the sale by the Company of 1,200,000 shares offered hereby and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds," "Description of Securities" and Financial Statements.



                                                                                       At December 31, 1997
                                                                       ----------------------------------------------------
                                                                           Actual         Pro Forma         As Adjusted
                                                                       --------------   -------------   -------------------
Debt and capital leases including current maturities ...............     $  413,000      $  563,000        $   106,000
                                                                         ==========      ==========        ===========
Stockholders' equity(1):
 Preferred Stock, par value $.01 per share, 1,000,000 shares authorized; no shares issued or outstanding, actual or as
   adjusted ........................................................     $       --      $       --        $        --
 Common Stock, par value $.01 per share, 11,000,000 shares
   authorized; 1,701,967 shares issued and outstanding, actual;
   1,849,237 shares issued and outstanding, pro forma;
   3,074,237 shares issued and outstanding, as adjusted(2) .........         17,000          18,000             31,000
Additional paid-in capital .........................................      1,214,000       1,883,000          7,799,000
Unearned compensation ..............................................         (7,000)         (7,000)            (7,000)
Accumulated deficit ................................................        (85,000)        (85,000)          (106,000)(3)
                                                                         ----------      ----------        -----------
 Total Stockholders' Equity ........................................      1,139,000       1,809,000          7,717,000
                                                                         ----------      ----------        -----------
   Total Capitalization ............................................     $1,552,000      $2,372,000        $ 7,823,000
                                                                         ==========      ==========        ===========

------------
(1) Gives effect to an increase in the Company's authorized capital stock effected in March 1998. See Note 7 to Notes to the Company's Financial Statements.

(2) Does not include (i) 120,000 shares reserved for issuance upon exercise of the Underwriter's Warrants; (ii) 130,124 shares reserved for issuance in connection with the acquisition of Entelechy in January 1998; (iii) 48,872 shares reserved for issuance upon exercise of the Warrants; (iv) 129,750 shares reserved for issuance upon exercise of options granted under the 1998 Stock Option Plan; (v) 20,000 shares reserved for a restricted stock award; and (vi) 200,250 shares reserved for issuance upon exercise of options available for future grant under the 1998 Stock Option Plan. See "Management Discussion and Analysis and Results of Operations," "Management -- Employment Agreements," "-- 1998 Stock Option Plan," "Description of Securities -- Warrants" and "Underwriting."

(3) Gives effect to a non-recurring charge of $35,000 ($21,000, net of tax benefit) relating to the 1997 Financing which will be incurred upon consummation of this offering. See Note 6 to Notes to the Company's Financial Statements.

                            SELECTED FINANCIAL DATA

     The selected financial data is derived from the audited financial statements of the Company, and should be read in conjunction with such financial statements, including the notes thereto, contained elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."




                                                                                Year Ended December 31,
                                                                     ---------------------------------------------
                                                                          1996                   1997
                                                                     -------------   -----------------------------
                                                                         Actual          Actual       Pro Forma(2)
                                                                     -------------   -------------   -------------
Statement of Operations Data(1):
Revenues .........................................................    $1,023,000      $2,741,000       3,065,000
Cost of services .................................................       650,000       1,099,000       1,356,000
Gross profit .....................................................       373,000       1,642,000       1,709,000
Operating expenses:
 Selling, general and administrative .............................       670,000       1,296,000       1,411,000
 Amortization of intangible assets ...............................         1,000          12,000         168,000
 Compensation expense -- Entelechy ...............................            --              --         197,000
Operating income (loss) ..........................................      (298,000)        334,000         (67,000)
Net income (loss) ................................................      (251,000)        198,000        (113,000)
Net income (loss) per share -- basic and diluted .................          (.17)            .12            (.06)
Weighted average number of shares outstanding -- diluted .........     1,507,047       1,721,664       1,890,661


                                                           December 31,
                                 ----------------------------------------------------------------
                                     1996                             1997
                                 -----------   --------------------------------------------------
                                                  Actual       Pro Forma(3)      As Adjusted(4)
                                               ------------   --------------   ------------------
Balance Sheet Data:
Working capital ..............    $393,000     $ 567,000        $  425,000       $  6,250,000
Total assets .................     935,000     2,451,000         3,295,000          8,726,000
Total liabilities ............     214,000     1,312,000         1,486,000          1,009,000
Stockholders' equity .........     721,000     1,139,000         1,809,000          7,717,000(5)

------------
(1) Includes the results of operations of (i) Interactive Networks since the beginning of the periods presented, (ii) Mordor subsequent to May 31, 1996, and (iii) AllNet subsequent to March 1, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to Notes to the Company's Financial Statements.

(2) Gives effect to the acquisition of Entelechy as if such acquisition had occurred on January 1, 1997.

(3) Gives effect to the acquisition of Entelechy in January 1998 including the issuance of 147,310 shares of Common Stock in connection therewith.

(4) Gives effect to (i) the Debt Conversion and (ii) the sale of the shares offered hereby and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds," "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

(5) Gives effect to a non-recurring charge of $35,000 ($21,000, net of tax benefit) relating to the 1997 Financing which will be incurred upon consummation of this offering. See Note 6 to Notes to the Company's Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

     The Company provides a broad range of computer networking, programming, applications development and Internet services primarily to businesses and organizations. The Company's revenues are derived principally from consulting fees earned in connection with the performance of systems integration services, recurring monthly Internet connectivity fees and consulting fees earned in connection with programming and applications development services.

     The Company recognizes revenue as services are provided to its clients and subscribers. Deferred revenue in the amount of $238,000 at December 31, 1997 related to unearned consulting fees. These fees were recognized in full as of January 31, 1998. See Note 2 to Notes to the Company's Financial Statements.

     The Company commenced operations in June 1995 as an Internet service provider offering Web-site hosting services. Since April 1996, the Company has acquired Interactive Networks, Mordor and AllNet, each an Internet service provider principally offering dial-up access services. The Company began to provide Systems Integration and Programming and Applications Development services in April 1996 and has increasingly emphasized such services. In January 1998, the Company acquired Entelechy, a provider of programming and applications development services, including distance learning and on-line trading applications. The Company's consulting services generally produce higher profit margins than the Company's Internet services. For the year ended December 31, 1997, Systems Integration, Programming and Applications Development and Internet services accounted for approximately 55%, 9% and 36%, respectively, of the Company's revenues.

     The Company has achieved only limited profitability for the year ended December 31, 1997. Operating expenses have increased and will continue to increase significantly in connection with any expansion activities undertaken by the Company, including those relating to acquisitions, network development and marketing. Accordingly, the Company's future profitability will depend on corresponding increases in revenues from operations.

     The Company's expense levels are based in part on its expectations concerning future revenues and are fixed to a large extent. Any decline in demand for the Company's services or increases in expenses which are not offset by corresponding increases in revenues could have a material adverse effect on the Company. The Company expects to incur a non-recurring charge of $35,000 relating to the 1997 Financing upon the consummation of this offering, and charges of approximately $180,000, $197,000, $197,000 and $17,000 relating to the acquisition of Entelechy in each of the years ending December 31, 1998, 1999, 2000 and 2001, respectively. Additionally, the Company expects to incur annual charges in the amount of $27,000 through the year ending December 31, 2001 in connection with the award of a restricted stock grant to an executive officer. See "Management -- Employment Agreements" and Notes 6 and 14 to Notes to the Company's Financial Statements.

     The Company anticipates that growth in its client and subscriber base will increase operating costs (including expenses relating to network infrastructure and client support) and will require the Company to hire additional network engineers, programmers and technical personnel. The Company currently has 49 full-time employees. The Company has entered into employment agreements with eighteen of its employees, including its executive officers, which provide for aggregate salaries of $1,113,000 during the year ending December 31, 1998. See
Note 9 to Notes to the Company's Financial Statements.

     During the twelve months following this offering, the Company anticipates that it will use a portion of the proceeds of this offering to hire up to four additional employees to market and sell the Company's services. The Company also intends to hire up to three additional technical and support personnel.


Acquisitions

     In April 1996, the Company acquired all of the outstanding capital stock of Interactive Networks in consideration of the issuance of 377,536 shares of Common Stock. At the time of the combination, Interactive had approximately 400 dial-up subscribers, two POPs in northern New Jersey and one POP in New York City. The combination has been accounted for as a pooling of interests. Accordingly, the Company's financial statements have been restated to include the results of operations and financial position of Interactive Networks.

     In May 1996, the Company acquired all the assets of Mordor in consideration of a $20,000 cash payment. At the time of the acquisition, Mordor had approximately 400 dial-up subscribers and network equipment valued at $15,000. The acquisition was accounted for as a purchase.


     In March 1997, the Company acquired substantially all of the assets of AllNet in consideration of (i) a $75,000 cash payment and (ii) the issuance of 15,883 shares of Common Stock. At the time of the acquisition, AllNet had approximately 1,000 dial-up subscribers and five POPs in the northern New Jersey area. AllNet's computer and network equipment was valued at $65,000. The acquisition was accounted for as a purchase.


     In January 1998, the Company acquired all of the issued and outstanding capital stock of Entelechy in consideration of the issuance of an aggregate of 277,434 shares of Common Stock, of which 147,310 shares were issued at the closing and 130,124 shares are to be issued ratably on each of the first, second and third anniversary of the acquisition closing date, provided, that, the former Entelechy stockholders to whom such shares are issuable remain employees of the Company on each respective anniversary. The Company expects to incur charges of approximately $180,000, $197,000, $197,000 and $17,000 relating to the issuance of such Common Stock in each of the years ending December 31, 1998, 1999, 2000 and 2001, respectively. The acquisition was accounted for as a purchase. See Note 14 to Notes to the Company's Financial Statements.


     In January 1998, the Company acquired substantially all of the assets of JDT WebwerX LLC (consisting primarily of computer equipment and intangible assets) in consideration of a $35,000 cash payment. See Note 14 to Notes to the Company's Financial Statements.


Results of Operations


     The following table sets forth, for the periods indicated, the percentage of the Company's revenues represented by certain items reflected in the Company's income statement data:




                                                       Years Ended December 31,
                                                       ------------------------
                                                           1996         1997
                                                       -----------  -----------
Revenues ............................................   100.0%      100.0%
Cost of services ....................................    63.5        40.1
Gross Profit ........................................    36.5        59.9
Selling, general and administrative expense .........    65.5        47.3
Amortization expense ................................      --          .5
Operating income (loss) .............................   (29.0)       12.1
Interest and other expenses .........................     1.0         1.8
Income (loss) before income taxes ...................   (30.0)       10.3
Income tax (provision) benefit ......................     5.7       ( 3.0)
Net income (loss) ...................................   (24.3)%       7.3%

Year Ended December 31, 1996 compared to Year Ended December 31, 1997


     Revenues. Revenues increased by $1,718,000, or 168%, from $1,023,000 for the year ended December 31, 1996 to $2,741,000 for the year ended December 31, 1997, principally as a result of services rendered to Aetna since October 1997. The fees for such services accounted for 54.2% of the Company's revenues for 1997. The increase in revenues was also attributable in part to an increase in the number of clients utilizing the Company's systems integration and programming and applications development services. Additionally, the continued expansion of the Company's network infrastructure during 1997 resulted in additional Internet access subscribers and related revenue.

     Cost of Services. Cost of services consists primarily of expenses relating to the operation of the network, including telecommunications and Internet access costs, costs associated with monitoring network traffic and quality and providing technical support to clients and subscribers, cost of equipment and applications sold to clients and subscribers, salaries and expenses of engineering, programming and technical personnel and fees paid to outside consultants. Cost of services increased by $449,000, or 69%, from $650,000 for 1996 to $1,099,000 for 1997. This is a result principally of increases in salaries and expenses paid to engineering, programming and technical personnel whose services are billed by the Company to clients and which are directly related to the provision of services offered. Additionally, the Company incurred increased telecommunications and Internet access costs due to expansion of the Company's network and an increase in the number of Internet access subscribers. The Company expects that these costs will continue to increase in the future to the extent the Company offers additional consulting services and its network expands.

     Selling, general and administrative. Selling, general and administrative expenses consist primarily of salaries and costs associated with marketing literature, advertising, direct mailings and the Company's management, accounting, finance and administrative functions. Selling, general and administrative expenses increased by $626,000, or 93.4%, from $670,000 in 1996 to $1,296,000 for 1997. This increase is primarily attributable to the hiring of additional personnel whose salaries, in whole or in part, are not directly allocable to hours billed for services rendered to clients and additional costs incurred in connection with expanded administrative functions. The Company expects to incur charges in the amount of approximately $180,000, $197,000, $197,000 and $17,000 in each of the years ending December 31, 1998, 1999, 2000 and 2001, respectively, in connection with the acquisition of Entelechy. Additionally, the Company expects to incur annual charges in the amount of $27,000 through the year ending December 31, 2001 in connection with the award of a restricted stock grant to an executive officer. See "Management -- Employment Agreements."

     Amortization of Intangible Assets. Amortization of intangible assets increased by $11,000, or 1,100%, from $1,000 for 1996 to $12,000 for 1997. This increase is primarily attributable to the amortization of intangible assets, including customer lists and goodwill, acquired by the Company in connection with its purchase of Mordor and AllNet which were consummated in May 1996 and April 1997, respectively.

     Interest. Interest expense consists of interest on indebtedness and capital leases and financing charges in connection with the 1997 Financing. Interest expense increased by $26,000, or 236%, from $11,000 for 1996 to $37,000 for 1997. This increase was principally attributable to expenses incurred in connection with the 1997 Financing. The Company will incur additional interest expense in the aggregate amount of $35,000 relating to the 1997 Financing, upon the consummation of this offering.

     Net Income. As a result of the foregoing, the Company achieved net income of $198,000 for the year ended December 31, 1997 compared to a net loss of $251,000 for the year ended December 31, 1996.


Liquidity and Capital Resources

     The Company's primary cash requirements have been to fund expenses in connection with providing consulting services to clients and Internet access to subscribers. The Company has historically satisfied its working capital requirements principally through the issuance of debt and equity securities and borrowings. At December 31, 1997, the Company had working capital of $567,000, compared to working capital of $393,000 at December 31, 1996.

     The Company received net proceeds of $200,000 in connection with the issuance and sale of the 1997 Notes and Warrants to purchase an aggregate of 48,872 shares of Common Stock at an exercise price of $3.54 per share. The 1997 Notes bear interest at the rate of 8% per annum and are due on the earliest to occur of (a) the consummation of this offering, (b) a private placement of securities resulting in net proceeds to the Company in a minimum amount of $1,000,000, or (c) October 31, 1999. The proceeds of the 1997 Notes were used for working capital and general corporate purposes. The Company intends to use a portion of the net proceeds of this offering to repay the entire principal amount of and interest accrued on the 1997 Notes. See "Certain Transactions" and Note 6 to Notes to the Company's Financial Statements.

     In January 1997, the Company completed a private placement (the "1996 Financing") pursuant to which it received net proceeds in the amount of $1,000,000 in connection with the issuance and sale of an aggregate of 305,451 shares of Common Stock. See "Certain Transactions."

     During the period from May to August 1995, the Company received net proceeds in the amount of $100,000 in connection with the issuance and sale of 48,870 shares of Common Stock and the 1995 Notes ($95,000 of which are currently outstanding). The Company intends to use a portion of the net proceeds of this offering to repay the entire principal amount of and interest accrued on the remaining outstanding 1995 Notes. See "Certain Transactions."

     Net cash used in operating activities decreased from $406,000 for 1996 to $78,000 for 1997. This change was primarily attributable to the increased operational activity undertaken by the Company in 1997 which resulted in net income in the amount of $198,000, increases in accounts payable in the amount of $440,000 and increases in deferred revenue in the amount of $238,000, offset by increases in accounts receivable in the amount of $1,064,000.

     Net cash used in investing activities decreased from $360,000 for 1996 to $229,000 for 1997. The change was attributable, in part, to a decrease in capital expenditures in 1997 as compared to 1996 when the Company established its NOC and network. The change was also a result of increases in acquisitions of equipment during 1997 in the amount of $70,000 relating principally to assets acquired in connection with the Company's purchase of the assets of AllNet.

     Net cash provided by financing activities decreased from $907,000 for 1996 to $223,000 for 1997. This change is primarily attributable to the net proceeds of $927,000 received in connection with the 1996 Financing as compared to the net proceeds of $200,000, received in connection with the 1997 Financing.

     At December 31, 1997, the Company had outstanding indebtedness owing to Interchange State Bank in the amount of $12,000. This debt bears interest at the rate of 10% per annum, is due and payable in December 1998 and is secured by a lien on substantially all the assets of the Company and the personal guarantees of Messrs. Loglisci and Altieri. The Company has not allocated any proceeds of this offering to repay such indebtedness. See "Certain Transactions."

     At December 31, 1997, the Company had obligations pursuant to capital lease obligations in the aggregate amount of $105,000. These capital lease obligations are secured by the personal guarantees of Messrs. Loglisci, Frederick and Altieri and, in addition, certain of these capital lease agreements are secured by the equipment which is the subject of the capital lease. See "Certain Transactions."

     In connection with the acquisition of Entelechy in January 1998, the Company assumed debt in the principal amount of $150,000 which will automatically convert into 25,000 shares of Common Stock upon the consummation of this offering.

     The Company believes that the proceeds of this offering, together with projected cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change (due to changes in market conditions, competitive factors or new opportunities that may become available in the future), its assumptions change or prove to be inaccurate or if the proceeds of this offering or cash flow prove to be insufficient to implement its business plans (due to unanticipated expenses, technical difficulties or otherwise), the Company may be required to seek additional financing or curtail its expansion activities. There can be no assurance that the proceeds of this offering will be sufficient to permit the Company to implement its business plans, that any assumptions relating to the implementation of such plans will prove to be accurate or that any additional financing would be available to the Company on commercially reasonable terms, or at all.

Fluctuations in Operating Results

     The Company's operating results may fluctuate significantly from period to period as a result of the length of the Company's sales cycle, as well as from client budgeting cycles; the introduction of new products and services by competitors; the timing of expenditures; pricing changes in the industry; technical difficulties; and general economic conditions. The Company's business is generally subject to lengthy sales cycles, which requires the Company to make expenditures and use significant resources prior to receipt of corresponding revenues. Historically, the Company's revenues have been higher in the fourth quarter as a result of client budgeting and expenditure cycles.

Inflation

     Inflation has not had a significant impact on the Company's results of operations.

Year 2000 Issue

     The Company has assessed the potential computer sotfware issues associated with the year 2000 and believes that its cost to address such issues will not be material. The Company also believes that the costs or consequences of an incomplete or untimely resolution would not result in the occurrence of a material event or uncertainty reasonably likely to have a material adverse effect on the Company.

                                   BUSINESS


Overview

     The Company provides a broad range of computer networking, programming, applications development and Internet services primarily to businesses and organizations. The Company has adopted a business model that includes Systems Integration; Programming and Applications Development; and Internet services. These services are designed to permit clients to outsource a variety of business needs such as computer networking, programming, maintenance and technical support. The Company believes that by combining computer consulting and Internet related services, it is positioned to capitalize on increasing demand by businesses and organizations for comprehensive, cost-effective information technology solutions.

     The Systems Integration services offered by the Company include systems consulting, analysis and design; implementation and integration; and maintenance. The Company's Programming and Applications Development services consist primarily of custom programming for Internet and Intranet applications, including distance learning and on-line trading applications, and Web-site development and maintenance. Internet services offered by the Company include dedicated leased line and frame relay connections, Web hosting, dial-up access and electronic mail services. For the year ended December 31, 1997, Systems Integration, Programming and Applications Development and Internet services accounted for approximately 55%, 9% and 36%, respectively, of the Company's revenues.

     The Company's principal marketing efforts are focused on large businesses and organizations with systems development and maintenance needs. The Company's clients during the year ended December 31, 1997 included Aetna; Mobil; Black & Decker Corp.; TRW, Inc.; Bell Atlantic; Unilever; Scientific Applications International Corporation; the City of Fairfax, Virginia; certain agencies of the U.S. Department of Defense; and The Archdiocese of New York (Catholic Healthcare Network).

     The Company's telecommunications network is comprised of a secure NOC in Cedar Knolls, New Jersey, leased high-speed data lines and ten POPs serving the northern New Jersey and New York City metropolitan area. The proximity of a POP to subscribers enables subscribers in the area in which a POP is located to access the Internet through a local telephone call. The Company currently supports 56k and ISDN technologies at each of its POPs. The Company has approximately 3,300 dial-up subscribers as of the date of this Prospectus. For the year ended December 31, 1997, dial-up access services accounted for approximately 15% of the Company's revenues.

     The Company commenced operations in June 1995 as an Internet service provider offering Web-site hosting services. Since April 1996, the Company has acquired Interactive Networks, Mordor and AllNet, each an Internet service provider principally offering dial-up access services. The Company began to provide Systems Integration and Programming and Applications Development services in April 1996 and has increasingly emphasized such services. In January 1998, the Company acquired Entelechy, a provider of programming and applications development services, including distance learning and on-line trading applications. During the twelve months following the consummation of this offering, the Company will seek to continue to expand its operations through internal growth and acquisitions.


Strategy

     The Company believes that worldwide competition and rapid technological advancements, coupled with a trend to outsource non-core business functions, have created increasing demand for computer consulting and Internet related services. The Company's strategy is to capitalize on such increasing demand by
(i) pursuing opportunities to expand its existing service offerings, the scope of its operations and client base through selective acquisitions of systems integrators, programmers, applications developers and Internet service providers; (ii) expanding the capacity and geographic scope of its network through the establishment or acquisition of additional POPs and network upgrades; (iii) hiring and retaining additional qualified network engineering, programming and technical personnel; and (iv) expanding its marketing and sales efforts through enhanced cross-marketing of its service offerings. There can be no assurance that the Company will be able to successfully implement this strategy or otherwise expand its operations.

     Pursue opportunities to expand its service offerings, the scope of its operations and client base through selective acquisitions of systems integrators, programmers, application developers and Internet service providers. The Company intends to continue to seek to acquire systems integrators, programmers, applications developers and Internet service providers. The Company believes that it may most effectively increase the services it offers, expand the scope of its knowledge base to include new networking protocols, endeavor to maintain its existing systems engineering capabilities at the highest possible levels and acquire significant numbers of new Internet access subscribers through selective acquisitions. The Company also believes that the selective acquisitions are an effective way to hire the additional qualified network engineers, programmers and technical personnel that are necessary to meet the needs of its new and existing clients and subscribers.

     Expand the capacity and geographic scope of the Company's network through the establishment or acquisition of additional POPs and network upgrades. The Company believes that the continued development and geographic expansion of its network through the establishment or acquisition of additional POPs and network upgrades is among the most effective methods of acquiring clients in new geographic markets. The Company believes that the establishment or acquisition of additional POPs within the mid-Atlantic and northeastern United States may increase both the Company's subscriber base and market awareness of the broad range of services offered by the Company. The Company further believes that ongoing network upgrades may enhance the Company's ability to offer its subscribers fast, robust and reliable Internet services.

     Hire and retain additional qualified network engineering, programming and technical personnel. The Company relies upon qualified network engineering and programming personnel to offer its services, and upon such personnel's ability to provide timely and consistently high-quality, cost-effective services to the Company's clients. To meet the needs of its increasingly large and sophisticated base of clients, the Company must hire and retain additional personnel. The Company routinely recruits personnel who have significant technical knowledge, and offers such personnel ongoing professional training. Additionally, in connection with the commencement of new projects, the Company routinely hires temporary employees to satisfy increased demand for personnel. The Company believes that the utilization of temporary employees provides it with an opportunity to evaluate the skills and knowledge of such persons and maximize the utilization of its resources by determining that long term demand for additional personnel is sufficient prior to hiring such persons as permanent employees.


     Expand its marketing and sales efforts through enhanced cross marketing of its service offerings. The Company believes that the goodwill it has established with its existing clients and subscribers provides it with enhanced opportunities to cross market the broad range of services offered by the Company. The Company intends to continue expanding its services to be better able to offer to its existing and prospective clients and subscribers the increasing array of computer networking, programming, applications development and Internet services which are becoming available.


Industry Overview


     The computer networking, Internet and information technology industries are dynamic and rapidly changing. Both business and consumer use of computer networks and the Internet are growing quickly and hardware and software companies are increasingly creating new applications and technologies to more fully and easily exploit the potential opportunities created by the Internet. This evolving landscape provides opportunities for enterprises to develop platforms and specialized services to take advantage of new markets and clients.


     The Company believes that the utilization of Internet and Intranet technology by businesses and organizations has resulted in significant changes in computing environments as such entities move from SNA, mainframes and dedicated lines to TCP/IP, Web servers and the Internet and virtual private networks. The Company believes that the migration from one model to another creates increased opportunities for outsourcing service providers such as the Company.


     Internet Services. Use of on-line services is expected to grow dramatically through the year 2000 and beyond. Business and organizational use of the Internet is expected to rise significantly as a result of the availability of on-line services that fully exploit the Internet's commercial applications and growth in consumer usage. Notwithstanding the growth in usage of on-line services, consolidation in the Internet services providers market is also anticipated as smaller Internet service providers are acquired by medium- to larger-size Internet service providers and other related companies offering Internet access services. An industry source has predicted that worldwide revenue for commercial Internet access services, exclusive of hosting, security and global planning will have reached $1.5 billion in 1997 and will exceed $15 billion by the year 2000.

     Systems Integration. The market for systems integration design and consulting services is growing simultaneously with the growth of on-line services. An industry source has predicted that the market for Internet software and hardware, on-premises equipment and services will grow from $2.7 billion in 1995 to approximately $20 billion by the year 2000. An Intranet is a network that is virtually identical to the Internet, except that access to such network is private and not available to users outside the network. Intranets are commonly used by enterprises to allow personnel better access to proprietary information and to allow collaborative work-sharing among users at different or remote locations. An industry source projects that the number of Intranet users will increase from 18 million in 1997 to 133 million users in 2001. As Intranet applications become more complex, systems integrators are expected to play a critical role in resolving system wide issues including those related to the integration of legacy databases and systems and enterprise business processes.

     Programming and Applications Development. The Company believes that the market for programming and applications development is also growing in connection with the growth in computer networking and Internet services. New programming and applications have assisted and exploited the growth of Internet and Intranet usage. The four key areas of Internet software and applications development are: (i) browser software enabling the retrieval of information or use of communication service, (ii) server software allowing enhancement and retrieval of information as well as uses of communication services, (iii) development/authoring tools to provide better products for both creators/authors and programmers, and (iv) back-end process and database companies that are able to meet the demands for classification and distribution of information.


Company Services

     Systems Integration

     The Company provides a broad range of systems integration services, including network planning, design, implementation, operations, optimization, consulting and training.

     Network Planning. Network planning focuses on providing clients with strategic and tactical reviews of their current network operations and future network requirements. Network planning services provided by the Company encompass a number of critical planning elements including: (i) defining client business requirements; (ii) developing strategic information architectures;
(iii) performing network baseline audits; (iv) preparing capacity plans for the physical network, logical transport and services; (v) selecting preferred technologies; and (vi) conducting network security audits and planning.

     Network Design. Network design includes services that assist in the design of physical, logical and operational information infrastructures. These services involve detailing the network specifications and implementation tactics necessary to achieve clients' business objectives. To accomplish this task, the Company generates a set of work papers that identify the specific technologies to be used and the manner in which such technologies will be configured and implemented. These work papers also provide an analysis of the manner in which new technology will be integrated with the client's existing hardware and software and the manner in which such integrated components will be managed on an ongoing basis. Examples of network design services offered by the Company include: (i) life-cycle planning; (ii) developing future technology integration plans; (iii) defining functional requirements; (iv) developing multi-vendor integration plans; (v) preparing technical design documentation;
(vi) developing engineering specifications and documents; (vii) preparing specifications in connection with requests for proposals or other make/buy criteria; and (viii) providing detailed component purchasing lists.

     Network Implementation. Network implementation includes high value-added network services such as IP addressing and router configuration, as well as traditional system integrator functions such as hardware and software installation and procurement. To serve its clients' networking needs, the Company maintains affiliation and reseller arrangements with various hardware and software vendors, including Hewlett Packard Co., Cisco Systems, and MicroAge, Inc. The Company customizes an implementation plan for each client, which may include the following activities: (i) project management; (ii) integrating new hardware and software products and systems; (iii) building network operations and management centers; (iv) re-configuring and upgrading network elements, systems and facilities; and (v) implementing installation documentation, conformance testing and compliance certification.

     Network Operations. Network operations includes ongoing tasks necessary to keep the client's network fully operational. The Company provides network operations services to a range of clients, including those with client/server networks running both Internet (TCP/IP) and workgroup (Novell and Microsoft) protocols intermingled with existing (SNA) networks. The Company performs specific operations activities in accordance with individual client requirements only after analyzing the client's existing operating practices. Examples of network operation activities undertaken by the Company include: (i) network administration, including management of user accounts, service levels, and client administrative practices; (ii) network utilization analysis, involving ongoing measurement of network activity against established network baselines; (iii) ongoing management of documentation, including physical assets, policies and procedures; (iv) network trouble shooting, involving fault detection, isolation, repair and restoration; (v) alarm management, including setting alarm levels, cross-correlation, problem diagnosis and dispatch of service resources; (vi) network backup, including design and supervision of backup processes and policies and exercise of disaster recovery procedures; and
(vii) routine moves, additions, and changes to network elements, infrastructure and services.

     Network Optimization. Network optimization involves maximizing a client's rate of return on network investments through such means as reduction of operating costs and increases in network utilization. Optimization is closely related to each of the other phases of network development. Optimization services may be long term in nature, address issues such as cost containment and utilization and are often designed to optimize local area network infrastructures. Network optimization services offered by the Company can also be packaged as discrete projects, designed to present alternatives for optimization of workgroup, departmental, building or campus network investments. Additionally, the Company can provide assistance to clients in optimizing "logical" networks, by addressing a protocol, service or application operating in the larger context of the client's network. Examples of network optimization services provided by the Company include: (i) recommendations for efficient allocation of bandwidth; (ii) network traffic analysis, identification of bottlenecks and recommendations for change; (iii) network process re-engineering; and (iv) knowledge transfer to client operations personnel on topics such as basic practices, or operations of network management tools and stations.

     Consulting. Consulting consists of providing businesses and organizations with detailed reports and recommendations regarding any or all aspects of their network operations, from a review of the entire network to an audit of a particular protocol. Consulting services provided by the Company are closely related to network optimization and include: (i) security audits and protocol recommendations; (ii) disaster recovery plan audit and protocol recommendations; (iii) network programming and applications; (iv) network cost audits; and (v) strategic plan development.

     Training. Training services are provided to businesses and organizations seeking information and guidance with respect to the manner in which such entities may effectively utilize computer networks, the Internet and other information technology prior to the time such businesses make investments of capital, time and/or personnel. The Company also offers customized educational programs that are designed to provide an opportunity for an entity to conceptualize and determine how computer networks and the Internet can best be utilized to serve the entity's needs. Additionally, the Company assists organizations that need technical support in establishing and maintaining internal network operations. Training services offered by the Company include:
(i) Internet strategy development; (ii) basic Internet consulting; (iii) one-on-one Internet training for executives; and (iv) group training for non-computer professionals.

     Programming and Applications Development

     Programming for Intranet and Internet applications requires knowledge of several different programming languages. These include PERL scripting and UNIX, Windows NT, C++, JAVA, HTML and customized database and applications programming. The Company maintains a full range of network and applications programming expertise to: (i) ensure that clients' networks and applications are specifically tailored to meet their requirements; (ii) develop and maintain clients' Web-sites; (iii) provide clients with technical assistance; (iv) provide consulting services; and (v) ensure the secure and continuous running of the Company's Internet hosting and access networks. Examples of programming and applications development services provided by the Company include customized applications development, web-site development and maintenance and chat room hosting and development.

     Customized Applications Development. Customized application development includes services such as: Oracle and Microsoft Access database development of full-featured "shopping cart" style on-line catalogs to enhance Web-sites and Intranets; and Distance Learning and on-line trading applications development. Distance Learning applications allow businesses and organizations to distribute course material, administer training evaluations, and manage employee-student status from a single (or multiple) location via the Internet or an Intranet. Distance Learning also allows for a globally deployed, instantaneously up-datable, training management system. Distance Learning applications development incorporates the latest technologies in Internet programming development, including integration of desk-top virtual reality, streaming audio/video segments and database applications that track employee-student status and performance. On-line trading applications allow a brokerage client to review stock quotations and account positions, manage portfolios and place trade orders through the brokerage's Web-site.


     Web-Site Development and Maintenance. Web-site development involves the design and development of a client's Web-site production. Working with clients and outside graphic designers and programmers, the Company designs, creates and maintains multi-media, interactive Web-sites for its clients, using the latest applications and development tools, such as Oracle and Cold Fusion.


     Chat-Room Hosting and Development. "Chat" allows geographically disbursed people to conduct meetings and hold forums on-line via the Internet. The "chat" hosting and development services provided by the Company include both public "chat-rooms," which allow anyone with access to the Internet to participate in the discussion, and private "chat-rooms," to which access is limited by security protocols. Private "chat-rooms" are routinely used by businesses and organizations to conduct private, secure meetings via the Internet or Intranets.


     Internet Services


     The Company provides a broad range of Internet services, including T-3 and T-1 service, dedicated leased lines, dial-up services and hosting services.


     Internet Access. The Internet access options offered by the Company to its subscribers include: (i) 56 kbps, T-1 and T-3 service; (ii) integrated services digital networks (ISDN); (iii) dedicated modems for SLIP/PPP access; and (iv) dial-up accounts. The Company's high-speed, digital communications network provides business and consumer subscribers with direct access to the full range of Internet applications and resources, including global electronic mail, the Web, USENET news groups, chat-rooms and file transfer protocols.


     Hosting. Internet hosting is a multi-media Internet service that permits clients to have a continued presence on the Web directly through the Company's high-speed servers and a T-3 telecommunications line. Hosting services provided by the Company include virtual hosting and co-location. Virtual hosting allows a client's Web-site (which may be hosted on either a UNIX or NT server platform) to be connected to the Internet via the Company's NOC. Co-location permits a client's Internet content to be hosted on a dedicated server located at the Company's NOC which server is either owned by or leased by the Company to the client. Co-location at the Company eliminates or substantially reduces the capital investments a client would otherwise be required to make to purchase and manage necessary hardware, software and network operations and eliminates certain of the client's security concerns associated with connection of the client's private network(s) to a Web server.


Network Infrastructure


     The Company facilitates access to the Internet by means of a regional telecommunications network consisting of high-speed dedicated telecommunications links (including a T-3 and multiple T-1 links), computer hardware and software, one physical and nine virtual POPs in locations throughout the northern New Jersey and New York City metropolitan area, and the NOC which securely houses the Company's backend server and is the point of interconnectivity of the Company's T-3 line and T-1 lines which are leased from Bell Atlantic and WorldCom.


     The Company's POPs, external interconnect links and NOC are interconnected by a robust, router-based TCP/IP network which includes interconnection of POPs via a T-1 rate facility. Physical local loop connectivity is provided over fault tolerant SONET fiber facilities and diverse-route conventional facilities. The Company maintains one high-bandwidth path to the Internet with UUNet. Each physical POP includes network access server (dial-access terminal server) hardware, a router and leased-line interface equipment. The virtual POPs are local telephone numbers (outside of the local calling area of the physical
POPs) through which calls are aggregated by a local exchange carrier or other service provider prior to transfer to the Company via a dedicated trunk route. For clients located in geographic areas not serviced by either a physical or virtual POP, the Company provides worldwide remote access to its network through Ipass, a consortium of regional Internet service providers. The availability of Ipass remote access permits the Company to provide high quality worldwide Internet access to its clients while permitting it to benefit from the economies of scale attributable to a regional network.

     The Company operates numerous application specific server systems to provide assist-functionality for client applications and to support Web-site hosting and other business services. The Company has made and expects to continue to make significant investments in its computing hardware which includes Pentium PC and BSDI UNIX servers (running Windows NT and BSDI UNIX). To efficiently and effectively serve its clients and subscribers, the Company utilizes two types of operating systems. The Internet Services network (dial-access consumer, e-mail, news and consumer Web) utilizes UNIX for its scalability and security features, while business clients are served through either of UNIX or Microsoft-based technologies.

     The Company is currently dependent upon Bell Atlantic and WorldCom to provide leased telecommunication lines on a cost-effective and continuous basis and on UUNET to provide Internet access. In accordance with industry custom, the Company does not maintain interconnect agreements with these suppliers. The temporary discontinuation or termination of service to the Company by any of these suppliers, would result in interruptions in the Company's provision of service to its clients which would adversely affect its business.

     The Company expects to use a portion of the proceeds of this offering to purchase additional software to upgrade its network and network component management capabilities. Such software will enhance the Company's ability to monitor its routers, switches and other network and server components, and provide "real time" identification of service outages and delays. Certain other software purchases will allow the Company to analyze its network functionality from the viewpoint of a subscriber, measuring such factors as the ability to dial-in without blockage, speed and reliability of authentification, and availability and adequacy of the servers and connectivity. By testing these factors objectively and quantitatively, the Company believes that it will be better able to monitor the adequacy of its existing service and provide proactive trending reports for use in planning future system expansion.


Technical Support

     The Company believes that reliable technical support is critical to retaining existing and attracting new clients and subscribers. Currently, the Company provides (i) live telephone assistance, (ii) e-mail-based assistance,
(iii) help sites and Internet guide files on the Company's Web-site, and (iv) printed reference material. The Company intends to use a portion of the proceeds of this offering to enhance its monitoring of the network by increasing staffing at its NOC and making technical personnel available to its clients and subscribers 24 hours a day, seven days a week.


Sales and Marketing

     The Company's sales and marketing strategy is driven by the Company's ability to offer its clients comprehensive computer consulting and Internet related services ranging from Internet access, Web-site development and hosting to computer networking, systems consultation, integration and management. The Company's marketing efforts are primarily focused on large- and medium-sized businesses and organizations, and to a lesser extent, on small businesses and consumers. The Company utilizes both direct and third-party distribution channels to market its services. The Company plans to increase its print and radio advertising and enlarge its sales staff in existing and new geographic markets. The Company also intends to hire a Director of Marketing, whose responsibilities will include overseeing and developing existing and new marketing strategies. The Company intends to use a portion of the proceeds of this offering to effectuate such plans.

     The Company currently employs three full-time sales people, with two assigned to the northern New Jersey and New York City metropolitan area and one assigned to the Washington, D.C. metropolitan area. The Company believes that the technical knowledge of its executive officers and network engineers enhance the efforts of its sales staff and enables the Company to develop sales proposals meeting the specific needs and budgets of its prospective clients. The Company also conducts sales and marketing activities from an office maintained by the Company in Huntsville, Alabama.

     The Company's marketing efforts principally involve print, radio and direct mailing in areas within the geographic scope of the Company's network. The Company believes that its ability to expand its print, radio and targeted direct mailings, will be important factors in its ability to continue to expand its business and compete effectively.

     The Company also generates sales leads through referrals from clients, responses to request for proposals, referrals from other computer consulting businesses and Internet service providers, the Company's own Web-site and associated links and industry seminars and trade shows. In addition, the Company believes it has significant opportunities to cross-sell its various services to its existing client base. As a result of the continued extension of services offered by the Company, including systems integration and programming and applications development, the Company has been able to offer its clients a wider range of solutions and capitalize on opportunities which it previously outsourced. Utilizing a portion of the proceeds of this offering, the Company intends to implement marketing and advertising campaigns that focus on the Company's broad range of computer consulting and Internet related services which the Company believes enables it to provide turnkey solutions for its clients.


Clients

     The Company's clients during the year ended December 31, 1997 included Aetna; Mobil; Black & Decker Corp.; TRW, Inc.; Bell Atlantic; Unilever; SAIC; the City of Fairfax, Virginia; certain units of the U.S. Department of Defense and The Archdiocese of New York (Catholic Healthcare Network). As of the date of this Prospectus, the Company has in excess of 3,300 dial-up subscribers, the majority of which are consumers, in the northern New Jersey and New York City metropolitan area.

     The Company is dependent on a limited number of clients for a substantial portion of its revenues. For the year ended December 31, 1997, the Company's largest clients, Aetna (which engaged the Company in October 1997) and Mobil, accounted for approximately 54.2% and 5.2%, respectively, of the Company's revenues. Revenues derived from the Company's consulting contracts are generally non-recurring in nature. The Company's contract with Aetna provides for the Company to render services pursuant to purchase orders, each of which constitutes a separate contractual commitment by Aetna. As of the date of this Prospectus, the Company has not received any purchase orders from Aetna for work to be performed subsequent to April 30, 1998. Non-renewal or termination of the Company's contract with Aetna or the failure by Aetna to issue additional purchase orders to the Company under the existing contract would have a material adverse effect on the Company. There can be no assurance that the Company will obtain additional contracts for projects similar in scope to those previously obtained, that the Company will be able to retain existing clients or attract new clients or that the Company will not remain largely dependent on a limited client base which may continue to account for a substantial portion of the Company's revenues.


Competition

     The markets for the Company's services are highly competitive. The Company believes that competition in the systems integration and programming and applications development consulting market is based upon quality of service, responsiveness to client demands, the number and availability of qualified engineers and programmers, price, project management capability, technical expertise, size and reputation. Additionally, the Company further believes that competition in the Internet services market is primarily based upon quality of service; access to local POPs; range of services; technical support; and experience.

     The Company competes with numerous large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company, including (i) large information technology consulting and service providers and application software firms such as Andersen Consulting, Cambridge Technology Partners, Electronic Data Systems Corporation and American Management Systems; (ii) international, national, regional and commercial Internet service providers such as Performance Systems International, Inc., Digex, Inc. and UUNET; (iii) established on-line services companies such as America Online, Inc. and Prodigy Service Company; (iv) computer hardware and software and other technology companies such as IBM and Microsoft Corp.; (v) national long distance carriers such as AT&T Corp., MCI Communications Corp. and Sprint Corp. and regional telephone companies, including Bell Atlantic, and cable operators; and (vi) major accounting firms. Many of the Company's competitors have announced plans to expand their service offerings and increase their focus on the computer networking and Internet related services' markets. As a result, competition is expected to intensify for highly skilled network engineers, programmers and technicians.


     As a result of increased competition, the Company also expects to encounter significant pricing pressure, which in turn could result in significant reductions in the average selling price of the Company's services. There can be no assurance that the Company will be able to offset the effects of any such price reductions through an increase in the number of clients, higher revenue from enhanced services, cost reductions, or otherwise. In addition, the Company believes that continuing consolidation in the Internet services market could result in increased price and other competition in the industry. Increased price or other competition could make it difficult for the Company to gain additional clients and subscribers and could have a material adverse effect on the Company. There can be no assurance that the Company will be able to compete successfully.


Employees


     As of April 15, 1998, the Company had 49 full-time employees, including four executive officers, five programmers, 25 network engineers and technicians, seven persons devoted exclusively to providing technical support to clients, three persons dedicated to sales and marketing activities and five administrative personnel. In connection with the anticipated expansion of its operations and network and the growth of its client and subscriber base, the Company expects to use a portion of the proceeds of this offering to hire additional network engineers, programmers and technical personnel to enable the Company to more effectively monitor the network by physically staffing its NOC 24 hours a day, seven days a week and better respond to client demands for service and technical support. Such skilled personnel are currently in high demand. There can be no assurance that the Company will be able to successfully recruit, hire and retain such personnel. None of the Company's employees are represented by a labor union and the Company is not a party to any collective bargaining agreement. The Company believes that its employee relations are good.


     To maximize the utilization of its resources and evaluate the skills and knowledge of certain prospective employees, the Company routinely hires temporary personnel to satisfy increased demand for personnel in connection with the commencement of new projects. As of April 15, 1998, the Company had 15 temporary employees in its service.


Properties


     The Company serves its clients through its corporate headquarters and NOC, each located in Cedar Knolls, New Jersey, and its regional offices located in Fairfax, Virginia, and Huntsville, Alabama, as well as its network of nine POPs located throughout the northern New Jersey and New York City metropolitan area.



     The Company's corporate headquarters and NOC are located in a 9,830 square foot leased facility in Cedar Knolls. The lease extends through March 31, 2003 and provides for monthly rental payments in the amount of $12,954, subject to increase in proportion to facility operating costs.


     The Company's Huntsville office is located in a 1,800 square foot facility pursuant to a lease which extends through December 31, 2001. The monthly rental payment for such space is $1,500 which amount is paid through the rendering by the Company of services to the lessor. The Company believes that the terms of the lease are no less favorable than those that could have been obtained from an unaffiliated third party.


     The Company's regional office in Fairfax is located in a 170 square foot leased facility. The lease, originally for a one-year term, expires May 1998. The monthly rental payment under the Fairfax lease is $275. The Company does not expect to renew this lease upon its expiration or seek other space in the Fairfax area.


     In addition to its office space, the Company currently leases the site at which its physical POP is located. In consideration of space to locate its physical POP, the Company provides Internet access services to the lessor. The Company believes that it would be readily able to locate other space in which to house its corporate headquarters and NOC, regional offices and its physical POP if any leased space currently being utilized were to become unavailable.

Legal Proceedings

     In January 1998, the Company became aware of a threatened suit for breach of contract and wrongful termination on the basis of race and gender discrimination in connection with its dismissal of an employee in December 1997. The claimant has asserted that she is entitled to the full amount of compensation payable under a two year employment agreement between the claimant and the Company. The employment agreement has a two-year term and provides for the payment by the Company of an annual salary in the amount of $38,000. The claimant is seeking an amount equivalent to six months salary, plus attorneys' fees of $1,000, aggregating $20,000 in settlement of the matter. There can be no assurance that this matter will be resolved in a manner favorable to the Company.

     In February 1998, the Company became aware of a threatened suit for damages and expenses allegedly incurred by an individual and other persons and/or companies that the individual claims to represent resulting from the Company's termination of a subscriber's Internet access service. The claimant also alleges that the Company's termination of service was a violation of the claimant's civil rights. The claimant seeks an unspecified amount of expenses and damages. There can be no assurance that this matter will be resolved in a manner favorable to the Company.

                                  MANAGEMENT


Executive Officers and Directors

     The directors and executive officers of the Company are as follows:



                Name                    Age                        Position
------------------------------------   -----   ------------------------------------------------
Nicholas R. Loglisci, Jr. ..........    36     President, Chief Operating Officer and Director
Clark D. Frederick .................    35     Chief Technical Officer and Director
Frank R. Altieri, Jr. ..............    31     Chief Information Officer and Director
Brian W. Seidman ...................    35     General Counsel and Secretary
Jeffrey E. Brenner .................    50     Chief Financial Officer
John J. Brighton ...................    55     Director
Susan Holloway Torricelli ..........    52     Director
Barrett N. Wissman .................    35     Director

     Nicholas R. Loglisci. Mr. Loglisci, a founder of the Company, has served as the Company's President and Chief Operating Officer and as a director since the Company's inception in February 1995. Prior to founding the Company, Mr. Loglisci was employed by Allen Telecom Group from June 1994 to June 1995 as the New York Metropolitan Area Sales Manager. From November 1990 to June 1994, Mr. Loglisci was employed in a variety of sales, marketing and management positions with Motorola, Inc. Prior to his corporate experience, Mr. Loglisci served as an officer in the U.S. Army from May 1985 to July 1990. Mr. Loglisci is a graduate of both the U.S. Army's Airborne and Ranger schools. Mr. Loglisci holds a B.S. in Engineering from the United States Military Academy and an M.B.A. from New York University's Stern School of Business.

     Clark D. Frederick. Mr. Frederick, a founder of the Company, has served as the Company's Chief Technical Officer and as a director since the Company's inception. Prior to founding the Company, Mr. Frederick was employed from June 1991 to April 1995 by Bell Atlantic where he was responsible for designing and managing Bell Atlantic's first Center for Networked Multimedia. Mr. Frederick was also responsible for managing Bell Atlantic's Business Development Task Force and coordinating research activities for video dial tone and Internet access technologies. Prior to his corporate experience, Mr. Frederick served as an officer in the U.S. Army from May 1985 to June 1991. Mr. Frederick holds a B.S. in Aerospace Engineering from the United States Military Academy and a Masters in Information Systems from the University of Southern California.

     Frank R. Altieri, Jr. Mr. Altieri has been Chief Information Officer and a director of the Company since joining the Company in April 1996. From 1993 to 1996, Mr. Altieri was the President of Interactive Networks, an Internet service provider which was acquired by the Company in April 1996. From 1989 to 1993, Mr. Altieri served as the Management Information Systems Director for Nutronic Circuit Co., Inc.

     Brian W. Seidman. Mr. Seidman has served as the General Counsel and Secretary, and was a director of the Company from inception to February 1998. From February 1994 to present, Mr. Seidman has also been of counsel to the law firm of Seidman, Silverman and Seidman. From March 1993 to January 1994, Mr. Seidman served as counsel to the New York State Senate Transportation Committee. During 1992, Mr. Seidman served as a legislative assistant to U.S. Representative Ron Wyden and also served as counsel to the U.S. House of Representatives Small Business Committee Subcommittee on Regulation Business, Opportunity and Technology. From November 1989 to December 1991 Mr. Seidman was associated with the law firm of Cahill, Gordon and Reindel and from October 1988 to November 1989 Mr. Seidman was associated with the law firm of Cadwalader, Wickersham and Taft. Mr. Seidman holds a Bachelor of Arts in Political Science from Colgate University, summa cum laude, and a J.D. from the Harvard Law School.

     Jeffrey E. Brenner. Mr. Brenner has been the Chief Financial Officer of the Company since March 1998. From January 1985 to March 1998, Mr. Brenner served as a Senior Vice President and as Chief Financial

Officer of Database America Companies, Inc., a corporation providing direct marketing, information and computer services. Prior to joining Database America Companies, Inc., Mr. Brenner served as Director of Financial Administration from 1981 to 1985 and as Controller from 1974 to 1980 of Automatic Data Processing (ADP). Mr. Brenner holds a B.B.A. in Finance and Marketing from George Washington University.

     John J. Brighton. Mr. Brighton has agreed to become a director of the Company upon the consummation of this offering. Since October 1997, Mr. Brighton has served as Chief Information Officer, Information Technology of Aetna. From July 1996 to October 1997, Mr. Brighton served as the Co-Chief Information Officer, Information Technology of Aetna. Prior to the merger of Aetna and U.S. Healthcare, Inc., Mr. Brighton served from 1994 to 1996 as Chief Information Officer of U.S. Healthcare, Inc. From September 1984 to November 1994, Mr. Brighton served as the Vice President-Information Processing of Bell Atlantic. Mr. Brighton holds a B.S. in Business Administration from Seton Hall University and an M.B.A. from St. John's University.

     Susan Holloway Torricelli. Ms. Torricelli has agreed to become a director of the Company upon the consummation of this offering. Since 1988, Ms. Torricelli has been the President of the Susan Holloway Torricelli Company, a consulting firm providing development and financial management, governmental affairs, media relations and special event consulting services. Ms. Torricelli holds a B.A. in English and Spanish from the University of Oklahoma.

     Barrett N. Wissman. Mr. Wissman has agreed to become a director of the Company upon the consummation of this offering. Since January, 1993, Mr. Wissman has served as a Managing Director of the general partner of HW Partners, an investment firm. From 1987 to December 1992, Mr. Wissman served as Chief Executive Officer of Athena Products Corporation, an international manufacturer of chemicals and household consumer products. Mr. Wissman holds a B.S. in Economics and Political Science from Yale University, cum laude, and an M.A. from Southern Methodist University.

     The Company intends to appoint an additional outside director within 30 days following the consummation of this offering.

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Executive officers are elected by the Board of Directors to hold office for such term as may be prescribed by the Board of Directors.

     The Company has agreed, for a period of five years from the date of this Prospectus, if so requested by the Underwriter, to nominate and use its best efforts to elect a designee of the Underwriter as a director of the Company or, at the Underwriter's option, as a non-voting adviser to the Company's Board of Directors. The Company's officers, directors and principal stockholders have agreed to vote their shares of Common Stock in favor of such designee. The Underwriter has not yet exercised its right to designate such a person.


Committees

     Prior to the date of this Prospectus, the Board of Directors intends to establish a Compensation Committee and Audit Committee. The Compensation Committee will be responsible for reviewing the compensation for all officers and directors of the Company and reviewing general policy matters relating to the compensation and benefits of all employees. The Committee will also administer the 1998 Stock Option Plan.

     The Audit Committee will be responsible for recommending to the Board of Directors the annual engagement of a firm of independent accountants and for reviewing with the independent accountants the scope and results of audits, the internal accounting controls of the Company and audit practices and professional services rendered to the Company by the independent accountants.


Directors' Compensation

     Directors who are officers or employees of the Company receive no additional compensation for service as members of the Board of Directors or committees thereof. Directors are reimbursed for their reasonable expenses in connection with attendance at meetings of the Board of Directors. All directors who are not employees of the Company (the "Eligible Directors") are eligible to participate in the 1998 Stock Option Plan. Upon the consummation of this offering and subsequently upon the initial election of an Eligible Director, such directors will be granted an option to purchase 10,000 shares of Common Stock (the "Initial Options"). The Initial Options will become exercisable in full on the first anniversary of the date of grant. In addition, immediately after the annual meeting of stockholders of the Company, each Eligible Director elected or reelected at such meeting will receive an option to purchase 3,000 shares of Common Stock (the "Annual Options"). The Initial Options and Annual Options have a term of ten years and an exercise price payable in cash or shares of Common Stock. The exercise price for the Initial Options granted on the date of consummation of this offering will be equal to the initial public offering price of the shares offered hereby. The exercise price of additional Initial Options and the Additional Options granted after the Common Stock is quoted on Nasdaq will be equal to the market price of the Common Stock on the date of grant. Outside directors will receive such additional compensation for their service as the Board of Directors may determine from time to time.


Executive Compensation


     The following table sets forth the aggregate compensation paid to the Company's President and Chief Operating Officer, Chief Technical Officer and Chief Information Officer for the year ended 1997. During 1997, none of the Company's executive officers received compensation, including bonuses, in excess of $100,000.


                          Summary Compensation Table



                                                              Annual Compensation
                                                  -------------------------------------------
                                                                                   Other
Name and Principal Position               Year      Salary        Bonus       Compensation(1)
--------------------------------------   ------   ----------   -----------   ----------------
Nicholas R. Loglisci, Jr. ............   1997      $53,000      $ 15,000          $3,600
 President and Chief Operating Officer
Clark D. Frederick ...................   1997      $53,000      $ 15,000          $3,600
 Chief Technical Officer
Frank R. Altieri, Jr. ................   1997      $53,000      $ 15,000          $3,600
 Chief Information Officer

------------
(1) Represents payment of automobile allowances.


Employment Agreements


     In April 1998, the Company entered into four-year employment agreements with each of Messrs. Loglisci, Frederick and Altieri, pursuant to which Mr. Loglisci is employed as the Company's President and Chief Operating Officer, Mr. Frederick is employed as the Company's Chief Technical Officer and Mr. Altieri is employed as the Company's Chief Information Officer. Pursuant to the employment agreements, each executive is entitled to compensation consisting of an annual base salary in the amount of $90,000, a bonus based on the achievement of certain performance criteria, including the profitability of the Company and a monthly automobile allowance. Each executive is also subject to certain non-competition, confidentiality and disclosure of invention obligations pursuant to the employment agreement.


     In April 1998, the Company entered into a four-year employment agreement with Mr. Brenner pursuant to which Mr. Brenner is employed as the Company's Chief Financial Officer. Pursuant to the employment agreement, Mr. Brenner is entitled to compensation (subject to annual review) consisting of an initial annual base salary in the amount of $125,000, a bonus based on the achievement of certain performance criteria, including profitability of the Company, and a monthly automobile allowance. On the date Mr. Brenner entered into the employment agreement, the Company granted to Mr. Brenner options to purchase 40,000 shares of Common Stock at an exercise price equal to the initial public offering price of the shares sold in this offering and the Company agreed to grant to Mr. Brenner an award of 20,000 shares of restricted stock. In the event Mr. Brenner's employment is terminated for any reason, Mr. Brenner will be entitled to receive compensation accrued and unpaid as of the date of termination. In the event Mr. Brenner is terminated by the Company for other than cause, or there is a change in control of the Company, the Company will be required to pay Mr. Brenner his annual base salary for a period of one year after termination and options and restricted stock then held by Mr. Brenner will automatically vest. Mr. Brenner is also subject to certain non-competition, confidentiality and disclosure of inventions obligations pursuant to the employment agreement.

1998 Stock Option Plan

     In March 1998, the directors and stockholders of the Company approved the 1998 Stock Option Plan, pursuant to which employees of the Company are eligible to receive incentive stock options and officers, directors, employees and consultants of the Company are eligible to receive non-qualified stock options to purchase up to an aggregate of 330,000 shares of Common Stock.

     With respect to incentive stock options, the 1998 Stock Option Plan provides that the exercise price of each such option must be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% in the case of stockholders who, at the time the option is granted, own more than 10% of the outstanding Common Stock), and requires that all such options have an expiration date not later than that date which is one day before the tenth anniversary of the date of the grant (or the fifth anniversary of the date of grant in the case of 10% stockholders). However, with certain limited exceptions, in the event that the option holder ceases to be employed by the Company, or engages in or is involved with any business similar to that of the Company, such option holder's incentive options immediately terminate. Pursuant to the provisions of the 1998 Stock Option Plan, the aggregate fair market value, determined as of the date(s) of grant, for which incentive stock options are first exercisable by an option holder during any one calendar year cannot exceed $100,000.

     With respect to non-qualified stock options, the 1998 Stock Option Plan requires that the exercise price of all such options be at least equal to 100% of the fair market value of the Common Stock on the date such option is granted and requires that all such options have an expiration date not later than that date which is one day before the tenth anniversary of the date of the grant of such option.

     As of the date of this Prospectus, options to purchase 129,750 shares of Common Stock, including the 40,000 shares covered by options granted to Mr. Brenner, have been granted under the 1998 Stock Option Plan.


Limitation of Liability and Indemnification

     Section 145 of the DGCL contains provisions entitling the Company's directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Restated Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors, Under the DGCL as currently in effect, this provision limits a director's liability except where such director
(i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     The Restated Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the DGCL, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under the DGCL, as it may from time to time be in effect. In addition, the Bylaws require the Company to indemnify, to the fullest extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Restated Certificate of Incorporation. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or other persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company, as of the date of this Prospectus and as adjusted to reflect the sale by the Company of 1,200,000 shares offered hereby, with respect to the beneficial ownership of shares of Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each director or person who has agreed to become a director of the Company and (iii) all executive officers and directors of the Company as a group.



                                                                      Percentage of Outstanding Shares
                                              Number of Shares of     of Common Stock Beneficially Owned
Name and Address                                  Common Stock        -----------------------------------
of Beneficial Owner(1)                       Beneficially Owned(2)     Before Offering     After Offering
-----------------------------------------   -----------------------   -----------------   ---------------
Nicholas R. Loglisci, Jr. ...............            371,435          20.1                12.1
Clark D. Frederick(3) ...................            371,435          20.1                12.1
Frank R. Altieri, Jr. ...................            371,435          20.1                12.1
Brian W. Seidman(4) .....................             92,858           5.0                 3.0
Jeffrey E. Brenner ......................                 --            --                  --
John J. Brighton ........................                 --            --                  --
Barrett N. Wissman (5) ..................             12,218             *                   *
Susan Holloway Torricelli ...............                 --            --                  --
All directors and executive officers as a
 group (8 persons) ......................          1,219,381          65.9%               39.6%

------------
* Less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner is 2 Ridgedale Avenue, Suite 350, Cedar Knolls, New Jersey 07927.

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that the warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days of the date of this Prospectus, have been exercised.

(3) Mr. Frederick and Carla Frederick own these shares of Common Stock as joint tenants.

(4) Consists of shares of Common Stock owned of record by Sycamore Equities, Inc. Mr. Seidman is the President and sole stockholder of Sycamore Equities, Inc. The address of each of Sycamore Equities, Inc. and Mr. Seidman is 600 Third Avenue, New York, New York 10016.

(5) Represents shares of Common Stock issuable upon exercise of Warrants beneficially owned by Mr. Wissman. Mr. Wissman's address is 1601 Elm Street, Suite 4000, Dallas, Texas 75201.

                             CERTAIN TRANSACTIONS

     In connection with the Company's acquisition of Interactive Networks in April 1996, the Company issued 371,435 shares of Common Stock to Frank R. Altieri, Jr., Chief Information Officer and a director of the Company, and 6,109 shares of Common Stock to his father, Frank R. Altieri, Sr., in exchange for all of the issued and outstanding capital stock of Interactive Networks. Also in connection with the Company's acquisition of Interactive Networks, certain bank indebtedness was personally guaranteed by Messrs. Altieri and Loglisci. At December 31, 1997, the outstanding amount of such indebtedness was $12,000.

     Messrs. Loglisci, Altieri and Frederick are personal guarantors of the obligations of the Company arising under certain equipment lease agreements. The original aggregate amount of guaranteed capital lease obligations was $186,965. At December 31, 1997, the aggregate amount of guaranteed capital lease obligations was $105,000.

     In connection with the 1995 Financing, Nicholas R. Loglisci, Sr., the father of Nicholas R. Loglisci, Jr., and Steven Loglisci, the brother of Nicholas R. Loglisci, Jr., each purchased $10,000 principal amount of the 1995 Notes and 4,887 shares of Common Stock. The Company intends to use a portion of the proceeds of this offering to repay all the outstanding indebtedness arising under the 1995 Notes, including the 1995 Notes held by Mr. Loglisci, Sr. and Mr. Steven Loglisci.

     In connection with the 1996 Financing, Mr. Loglisci, Sr., Mr. Steven Loglisci, Terri Frederick, the sister of Clark D. Frederick, Jeanne Frederick, the sister of Clark D. Frederick, Patsy and Jennifer Loglisci, the uncle and aunt of Nicholas R. Loglisci, Jr., Joseph Altieri, the brother of Frank R. Altieri, Jr. and Gloria and Irving Seidman, the parents of Brian W. Seidman, purchased 3,665; 30,545; 1,222; 1,222; 3,054; 1,222 and 2,443 shares of Common
Stock, respectively, at a price of $3.27 per share.

     In connection with the 1997 Financing, Mr. Steven Loglisci, Mr. Frank R. Altieri, Sr., and Barrett N. Wissman purchased 1997 Notes in the original principal amount of $18,750, $25,000 and $50,000, respectively, and received Warrants to purchase 4,581, 6,108 and 12,218 shares of Common Stock, respectively, at an exercise price of $3.54 per share. The Company intends to use a portion of the proceeds of this offering to repay the 1997 Notes, including the 1997 Notes held by Mr. Steven Loglisci, Mr. Altieri, Sr. and Mr. Wissman.

     To facilitate the acquisition of certain computer equipment, Messrs. Loglisci, Frederick and Altieri periodically advanced personal funds to the Company. Funds advanced to the Company by Messrs. Loglisci, Frederick and Altieri amounted to $43,105, $272,212 and $5,300, respectively, during the year ended December 31, 1996 and $46,054, $349,874 and $7,750, respectively, during the year ended December 31, 1997. The advanced funds were repaid to each of the executives without interest. Each of Messrs. Loglisci, Frederick and Altieri have advised the Company that he does not intend to make advances to the Company subsequent to the consummation of this offering.

     Since the inception of the Company, Sycamore Equities, Inc., a company wholly-owned by Brian W. Seidman, General Counsel and Secretary of the Company, has rendered management consulting services to the Company. The fees incurred by the Company for such services were $16,000 and $14,000 during the years ended December 31, 1996 and 1997, respectively.

     Any future transactions between the Company and its officers will be on terms no less favorable than could be obtained from unaffiliated third parties and approved by a majority of the independent and disinterested members of the Board of Directors.

                           DESCRIPTION OF SECURITIES

     The authorized capital of the Company consists of 12,000,000 shares, of which 11,000,000 shares are Common Stock, and 1,000,000 shares are designated as Preferred Stock. As of the date of this Prospectus, 1,849,237 shares of Common Stock are currently issued and outstanding and no shares of Preferred Stock have been issued or are outstanding. The Common Stock is held of record by 54 stockholders. Upon consummation of this offering, there will be 3,074,237 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.


Preferred Stock

     The Board of Directors is authorized, without further action by the stockholders, to issue 1,000,000 shares of Preferred Stock from time to time in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences and the number of shares constituting and the designation of any such series. The rights and terms relating to any new series of Preferred Stock could adversely affect the voting power or other rights of the holders of Common Stock. Additionally, such Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.


Common Stock

     The holders of Common Stock are entitled to one vote for each share held of record in the election of directors and with respect to all other matters to be voted on by stockholders. Holders of shares of Common Stock do not have cumulative voting rights. Therefore, the holders of more than 50% of such shares voting for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. The rights of the holders of Common Stock are subject to any rights that may be fixed for holders of Preferred Stock, when and if any Preferred Stock is issued. All of the shares of Common Stock currently outstanding are duly authorized, validly issued, fully paid and non-assessable.



Warrants

     There are currently outstanding 48,872 Warrants, each to purchase one share of Common Stock at an exercise price of $3.54 per share. The Warrants were issued in October 1997 in connection with the 1997 Financing. The Warrants, which expire on October 31, 2000, are currently exercisable. The investors in the 1997 Financing have been granted certain registration rights relating to the shares of Common Stock issuable upon exercise of the Warrants. See "-- Registration Rights."


Registration Rights

     The holders of 305,451 shares of Common Stock issued in connection with the 1996 Financing (the "Registrable Shares") are currently entitled to certain piggyback rights with respect to the registration of such shares under the Securities Act. Holders of 271,246 of such shares have waived their registration rights in connection with this offer and no holder of such shares is participating in this offering. Additionally, following the consummation of this offering, the holders of 48,872 shares of Common Stock issuable upon exercise of the Warrants will be entitled to piggyback rights with respect to the registration of such shares under the Securities Act.

     Whenever the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other security holders, the Company shall be required to promptly notify the holders of each of the Registrable Shares and the Warrant Shares of the proposed registration and include all Registrable Shares and Warrant Shares which such holders may request to be included in such registration, subject to certain limitations (a "Piggyback Registration"). The holders of the Registrable Shares and the Warrants have agreed not to request registration of sell or otherwise dispose of the Registrable Shares or the shares of Common Stock issuable upon exercise of the Warrants for a period of 12 months following the date of this Prospectus.

     In connection with this offering, the Company has agreed to grant to the Underwriter certain demand and piggyback registration rights in connection with the 120,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants. See "Underwriting."


Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, whose address is Two Broadway, New York, New York 10004.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of this offering, the Company will have 3,074,237 shares of Common Stock issued and outstanding of which the 1,200,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate of the Company" (in general, a person who has a controlling position with regard to the Company), which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

     All of the remaining 1,874,237 shares of Common Stock which will be outstanding upon the consummation of this offering are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Subject to the contractual restrictions described below, 1,701,927 shares of Common Stock will be eligible for sale pursuant to Rule 144 commencing 90 days following the date of this Prospectus, 147,310 shares will become eligible for sale pursuant to Rule 144 on January 31, 1999 and 25,000 shares will become eligible for sale pursunt to Rule 144 on the first anniversary of the date of consummation of this offering. The holders of 1,548,102 of such shares (and holders of 48,872 shares issuable upon the exercise of the Warrants) have agreed not to (i) sell or otherwise dispose of such shares or (ii) exercise any rights held by such holders to cause the Company to register any shares of Common Stock for sale pursuant to the Securities Act, in each case, for a period of twelve months from the date of this Prospectus without the Underwriter's prior written consent.

     In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated), including an affiliate of the Company who, has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three month period, such number of shares that does not exceed the greater of 1% of the then outstanding shares of the issuer's common stock or the average weekly trading volume during the four calendar weeks preceding such sale, provided, that, certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements. A person who is not an affiliate, has not been an affiliate within three months prior to sale and has beneficially owned the restricted securities for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.


     Prior to this offering, there has been no public market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                 UNDERWRITING


     Whale Securities Co., L.P. (the "Underwriter") has agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase the 1,200,000 shares of Common Stock offered hereby from the Company. The Underwriter is committed to purchase and pay for all of the shares of Common Stock offered hereby if any of such securities are purchased. The shares of Common Stock are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions.


     The Underwriter has advised the Company that it proposes to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriter may allow certain dealers who are member of the National Association of Securities Dealers, Inc. (the "NASD") concessions, not in excess of $.24 per share, of which not in excess of $.12 per share may be reallowed to other dealers who are members of the NASD.


     The Company has granted to the Underwriter an option, exercisable for 45 days following the date of this Prospectus, to purchase up to 180,000 additional shares at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriter may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares offered hereby.


     The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of the shares offered hereby, including any securities sold pursuant to the Underwriter's over-allotment option, $50,000 of which has been paid as of the date of this Prospectus. The Company has also agreed to pay all expenses in connection with qualifying the shares offered hereby for sale under the laws of such states as the Underwriter may designate, including expenses of counsel retained for such purpose by the Underwriter.


     The Company has agreed to sell to the Underwriter and its designees, for an aggregate of $100, warrants (the "Underwriter's Warrants") to purchase up to 120,000 shares of Common stock at an exercise price of $8.10 per share (135% of the public offering price per share). The Underwriter's Warrants may not be sold, transferred, assigned or hypothecated for one year following the date of this Prospectus, except to the offices and partners of the Underwriter and members of the selling group, and are exercisable at any time and from time to time, in whole or in part, during the five-year period following the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriter's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Underwriter's Warrants are exercised, dilution to the interests of the Company's stockholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriter's Warrants. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants, the underlying shares of Common Stock or the underlying warrants, or the shares of Common Stock issuable upon exercise of such underlying warrants, may be deemed additional underwriting compensation. The Underwriter's Warrants contain a cashless exercise provision. Subject to certain limitations and exclusions, the Company has agreed that, upon the request of the holders of the majority of the Underwriter's Warrants, the Company will (at its own expense), on one occasion during the Warrant Exercise term, register the Underwriter's Warrants and the securities underlying the Underwriter's Warrants under the Securities Act and that it will include the Underwriter's Warrants and all such underlying securities in any appropriate registration statement which is filed by the Company under the Securities Act during the seven years following the date of this Prospectus.


     The Company has agreed, for a period of five years from the date of this Prospectus, if so requested by the Underwriter, to nominate and use its best efforts to elect a designee of the Underwriter as a director of the Company or, at the Underwriter's option, as a non-voting adviser to the Company's Board of Directors. The Company's officers, directors and principal stockholders have agreed to vote their shares of Common Stock in favor of such designee. The Underwriter has not yet exercised its right to designate such a person.

     The Company has agreed to retain the Underwriter as a financial consultant for a period of two years following the consummation of this offering. The consulting agreement will provide that the Underwriter will be entitled to receive a finder's fee in the event the Underwriter originates a financing, merger, acquisition, joint venture or other transaction to which the Company is a party.

     All of the Company's officers, directors and securityholders have agreed not to sell or otherwise dispose of any of their securities for a period of twelve months from the date of this Prospectus without the Underwriter's prior written consent.

     The Underwriter has informed the Company that it does not expect sales of the securities offered hereby to discretionary accounts to exceed 1% of the shares offered hereby.

     The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act.

     Prior to this offering there has been no public market for the Common Stock. Accordingly, the initial public offering price of the Common Stock will be determined by negotiation between the Company and the Underwriter and may not necessarily be related to the Company's asset value, net worth or other established criteria of value. Factors to be considered in determining such price include the Company's financial condition and prospects, an assessment of the Company's management, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and the general condition of the securities market.

     In order to facilitate the offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriter may over-allot in connection with the offering, creating a short position in the Common Stock for its own account. In addition, to cover over-allotments or to stabilize the price of the Common stock, the Underwriter may bid for, and purchase, shares of Common Stock in the open market. The Underwriter may also reclaim selling concessions allowed to a dealer for distributing the Common Stock in the offering, if the Underwriter repurchases previously distributed Common Stock in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for the Company by Kelley Drye & Warren LLP, New York, New York and Stamford, Connecticut. Tenzer Greenblatt LLP, New York, New York, has acted as counsel for the Underwriter in connection with this offering.


                                    EXPERTS

     The 1997 financial statements of the Company and Entelechy included in this Prospectus and in the Registration Statement on Form SB-2 filed by the Company with the Commission (together with all amendments thereto, the "Registration Statement") have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting. The 1996 financial statements of the Company included in this Prospectus and in the Registration Statement have been audited by Milgrom Galuskin Balmuth & Company, Certified Public Accountants, P.C. to the extent and for the period set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     As of the effective date of the Registration Statement of which this Prospectus forms a part, the Company will become subject to the reporting requirements of the Exchange Act and in accordance therewith, will file reports, proxy statements and other information with the Commission. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

     The Company has filed with the Commission the Registration Statement with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus regarding the content of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement is hereby qualified in its entirety by such reference. The Registration Statement, including all exhibits thereto, may be inspected without charge at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon the payment of prescribed fees. Additionally, the Commission maintains a site on the World Wide Web at http://www.sec.gov. The Registration Statement, including all exhibits and schedules thereto, and such other reports and information filed by the Company with the Commission may be accessed electronically by means of the Commission's Web-site.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                              Page
                                                                                             -----
IBS INTERACTIVE, INC.
Reports of Independent Certified Public Accountants ......................................    F-2
Balance Sheets as of December 31, 1996 and 1997 ..........................................    F-4
Statements of Operations for the years ended December 31, 1996 and 1997 ..................    F-5
Statements of Cash Flows for the years ended December 31, 1996 and 1997 ..................    F-6
Statements of Stockholders' Equity for the years ended December 31, 1996 and 1997 ........    F-7
Notes to Financial Statements ............................................................    F-8

ENTELECHY INC.
Report of Independent Certified Public Accountants .......................................   F-18
 Balance Sheet as of December 31, 1997 ...................................................   F-19
 Statement of Operations and Accumulated Deficit for the year ended December 31, 1997 ....   F-20
 Statement of Cash Flows for the year ended December 31, 1997 ............................   F-21
 Notes to Financial Statements ...........................................................   F-22

PRO FORMA FINANCIAL STATEMENTS
Pro Forma Condensed Statement of Operations for the year ended December 31, 1997
  (unaudited)                                                                                F-24
Pro Forma Condensed Balance Sheet as of December 31, 1997 (unaudited) ....................   F-25
Notes to Pro Forma Unaudited Condensed Financial Statements ..............................   F-26

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors
IBS Interactive, Inc.



We have audited the accompanying balance sheet of IBS Interactive, Inc. (formerly known as Internet Broadcasting System, Inc.) as of December 31, 1997 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IBS Interactive, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




BDO Seidman, LLP




Woodbridge, New Jersey
February 27, 1998
(April 21, 1998 as to the
last paragraph of Note 14)

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors
IBS Interactive, Inc.



We have audited the accompanying balance sheet of IBS Interactive, Inc. (formerly known as Internet Broadcasting System, Inc.) as of December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IBS Interactive, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




Milgrom, Galuskin, Balmuth & Company
Certified Public Accountants, P.C.




Edison, New Jersey
March 31, 1997
(April 21, 1998 as to the
last paragraph of Note 14)

                             IBS INTERACTIVE, INC.
                                BALANCE SHEETS
                          DECEMBER 31, 1996 AND 1997




                                                                                     December 31,
                                                                            -------------------------------
                                                                                 1996             1997
                                                                            -------------   ---------------
                                    ASSETS
Current Assets:
 Cash ...................................................................    $  179,000       $    95,000
 Accounts receivable (net of allowance for doubtful accounts
   of $6,000 in 1996 and $66,000 in 1997)................................       310,000         1,636,000
 Prepaid expenses .......................................................         3,000                --
 Deferred tax asset .....................................................         1,000            50,000
                                                                             ----------       -----------
   Total Current Assets .................................................       493,000         1,781,000
Property and equipment, net .............................................       364,000           518,000
Intangible assets .......................................................         6,000            56,000
Deferred tax asset ......................................................        72,000                --
Deferred offering costs .................................................            --            45,000
Other assets ............................................................            --            51,000
                                                                             ----------       -----------
TOTAL ASSETS ............................................................    $  935,000       $ 2,451,000
                                                                             ==========       ===========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 1997 Notes .............................................................    $       --       $   200,000
 Notes payable, current portion .........................................        11,000           107,000
 Capital lease obligation, current portion ..............................         4,000            42,000
 Accounts payable .......................................................        33,000           145,000
 Accrued salaries and related expenses ..................................            --            71,000
 Accrued project costs ..................................................        29,000           305,000
 Deferred revenue .......................................................            --           238,000
 Accrued interest payable ...............................................         6,000            14,000
 Income taxes payable ...................................................            --            25,000
 Other current liabilities ..............................................        17,000            67,000
                                                                             ----------       -----------
   Total Current Liabilities ............................................       100,000         1,214,000
Notes payable, less current portion .....................................       107,000                --
Long term capital lease obligation ......................................         7,000            64,000
Deferred tax liabilities ................................................            --            34,000
                                                                             ----------       -----------
Total Liabilities .......................................................       214,000         1,312,000
                                                                             ----------       -----------
Commitments and contingencies (Note 9)
Stockholders' Equity:
 Preferred Stock -- $.01 par value; authorized 1,000,000 shares,
   none issued and outstanding ..........................................            --                --
 Common Stock -- $.01 par value; authorized 11,000,000 shares, issued
   and outstanding 1,679,975 shares -- 1996 and 1,701,967 shares -- 1997         17,000            17,000
 Additional paid in capital .............................................     1,088,000         1,214,000
 Common Stock -- subscription receivable ................................       (54,000)               --
 Unearned compensation ..................................................       (47,000)           (7,000)
 Accumulated deficit ....................................................      (283,000)          (85,000)
                                                                             ----------       -----------
 Total Stockholders' Equity .............................................       721,000         1,139,000
                                                                             ----------       -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..............................    $  935,000       $ 2,451,000
                                                                             ==========       ===========

                See accompanying notes to financial statements.

                             IBS INTERACTIVE, INC.
                           STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997




                                                                  December 31,
                                                          -----------------------------
                                                               1996            1997
                                                          -------------   -------------
Revenues ..............................................    $1,023,000      $2,741,000
Cost of Services ......................................       650,000       1,099,000
                                                           ----------      ----------
Gross Profit ..........................................       373,000       1,642,000
Operating Expenses:
 Selling, general and administrative ..................       670,000       1,296,000
 Amortization of intangible assets ....................         1,000          12,000
                                                           ----------      ----------
                                                              671,000       1,308,000
                                                           ----------      ----------
Operating income (loss) ...............................      (298,000)        334,000
 Interest expense .....................................        11,000          37,000
 Other expense, net ...................................         1,000          15,000
                                                           ----------      ----------
Income (loss) before income taxes .....................      (310,000)        282,000
Income tax benefit (provision) ........................        59,000         (84,000)
                                                           ----------      ----------
Net income (loss) .....................................    $ (251,000)     $  198,000
                                                           ==========      ==========
Earnings (loss) per share
 Basic and Diluted ....................................    $     (.17)     $      .12
                                                           ==========      ==========
Weighted average number of common stock and equivalents
 Basic ................................................     1,507,047       1,692,850
                                                           ==========      ==========
 Diluted ..............................................     1,507,047       1,721,664
                                                           ==========      ==========

                See accompanying notes to financial statements.

                             IBS INTERACTIVE, INC.
                           STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997



                                                                      December 31,
                                                            --------------------------------
                                                                 1996              1997
                                                            --------------   ---------------
Cash Flows from Operating Activities:
 Net income (loss) ......................................     $ (251,000)     $    198,000
Adjustments to Reconcile Net Income (Loss) to Net
 Cash Used in Operating Activities:
 Depreciation and amortization ..........................        105,000           184,000
 Non cash interest expense ..............................             --            24,000
 Bad debt provisions ....................................         21,000            60,000
 Non cash compensation ..................................         33,000            40,000
 Deferred taxes .........................................        (59,000)           57,000
Changes in operating assets and liabilities:
 Accounts receivable ....................................       (322,000)       (1,386,000)
 Prepaid expenses .......................................          5,000             3,000
 Other assets ...........................................             --           (16,000)
 Accounts payable and accrued expenses ..................         48,000           488,000
 Deferred revenue .......................................             --           238,000
 Income taxes payable ...................................             --            25,000
 Other ..................................................         14,000             7,000
                                                              ----------      ------------
   Net Cash Used in Operating Activities ................       (406,000)          (78,000)
                                                              ----------      ------------
Cash Flows from Investing Activities:
 Capital expenditures -- property and equipment .........       (355,000)         (154,000)
 Assets acquisitions ....................................         (5,000)          (75,000)
                                                              ----------      ------------
   Net Cash Used in Investing Activities ................       (360,000)         (229,000)
                                                              ----------      ------------
Cash Flows from Financing Activities:
 Repayments of notes payable ............................        (15,000)          (11,000)
 Repayment of stockholder loans .........................         (2,000)               --
 Issuance of 1997 Notes .................................             --           200,000
 Sales of common stock ..................................        927,000            74,000
 Deferred offering costs ................................             --           (25,000)
 Payments of capital lease obligations ..................         (3,000)          (15,000)
                                                              ----------      ------------
   Net Cash Provided by Financing Activities ............        907,000           223,000
                                                              ----------      ------------
Net increase (decrease) in Cash .........................        141,000           (84,000)
Cash, at Beginning of Year ..............................         38,000           179,000
                                                              ----------      ------------
Cash, at End of Year ....................................     $  179,000      $     95,000
                                                              ==========      ============

                See accompanying notes to financial statements.

                             IBS INTERACTIVE, INC.
                      STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997



                                            Common Stock
                                      ------------------------
                                         Number                  Additional
                                           of                      Paid in
                                         Shares       Amount       Capital
                                      ------------  ----------  ------------
Balance -- January 1, 1996 .........     977,440     $10,000     $       --
Shares issued for cash,
 February 1996 .....................       1,221          --          1,000
Shares issued for compensation            24,436          --         80,000
Shares issued in connection
 with pooling of interests,
 April 1996 ........................     377,536       4,000         30,000
Shares issued in connection
 with Private Placement ............     299,342       3,000        977,000
Amortization of shares issued as
 compensation ......................          --          --             --
Net loss ...........................          --          --             --
                                         -------     -------     ----------
Balance -- December 31, 1996           1,679,975      17,000      1,088,000
Shares issued in connection
 with acquisitions .................      15,883          --         52,000
Payment of common stock
 subscription receivable ...........          --          --             --
Amortization of shares issued as
 compensation ......................          --          --             --
Shares issued in connection
 with Private Placement ............       6,109          --         20,000
Issuance of warrants associated
 with 1997 Notes ...................          --          --         54,000
Net income .........................
Balance -- December 31, 1997           1,701,967     $17,000     $1,214,000
                                       =========     =======     ==========



                                                                                          Total
                                         Unearned      Subscription    Accumulated    Stockholders'
                                       Compensation     Receivable       Deficit         Equity
                                      --------------  --------------  -------------  --------------
Balance -- January 1, 1996 .........    $      --       $       --     $  (39,000)    $   (29,000)
Shares issued for cash,
 February 1996 .....................           --               --             --           1,000
Shares issued for compensation            (80,000)              --             --              --
Shares issued in connection
 with pooling of interests,
 April 1996 ........................           --               --          7,000          41,000
Shares issued in connection
 with Private Placement ............           --          (54,000)            --         926,000
Amortization of shares issued as
 compensation ......................       33,000               --             --          33,000
Net loss ...........................           --               --       (251,000)       (251,000)
                                        ---------       ----------     ----------     -----------
Balance -- December 31, 1996              (47,000)         (54,000)      (283,000)        721,000
Shares issued in connection
 with acquisitions .................           --               --             --          52,000
Payment of common stock
 subscription receivable ...........           --           54,000             --          54,000
Amortization of shares issued as
 compensation ......................       40,000               --             --          40,000
Shares issued in connection
 with Private Placement ............           --               --             --          20,000
Issuance of warrants associated
 with 1997 Notes ...................           --               --             --          54,000
Net income .........................                                      198,000         198,000
                                                                       ----------     -----------
Balance -- December 31, 1997            $  (7,000)      $       --     $  (85,000)    $ 1,139,000
                                        =========       ==========     ==========     ===========

                See accompanying notes to financial statements.

                             IBS Interactive, Inc.

                         Notes to Financial Statements


NOTE 1 -- BACKGROUND


     IBS Interactive, Inc. (the "Company") provides a broad range of computer networking, programming, applications development and Internet services primarily to businesses and organizations. The Company was incorporated under the name Internet Broadcasting System, Inc. and changed its name to IBS Interactive, Inc. on February 27, 1998. The Company, a Delaware corporation, has its main administrative office in New Jersey with regional offices in Virginia and Alabama (see Note 14).


     The Company contemplates filing a registration statement with the Securities and Exchange Commission in April 1998 relating to an initial public offering of 1,200,000 shares of its common stock.


     Certain prior year amounts have been reclassified to conform to the current year's presentation.


NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES


Revenue Recognition


     Revenue is recognized as services are provided to clients and subscribers. In the event that there are significant performance obligations yet to be fulfilled on consulting projects, revenue recognition is deferred until such conditions are removed.


     For the years ended December 31, 1996 and 1997, the Company recognized revenues of $0 and $252,000, respectively, on projects in process. Such unbilled amounts are included in accounts receivable, net, at December 31, 1997.


Stock Based Compensation


     With respect to common stock issued to employees, the Company follows the provisions of APB Opinion No. 25 Accounting for Stock Issued to Employees in accounting and measuring compensation expense related to employee stock grants.



Warrants


     The fair values ascribed to the warrants that were granted in connection with the 1997 Notes (see Note 6) are capitalized and amortized, as interest expense, over the expected life of the underlying debt.


Income Taxes


     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Valuation allowances are established against deferred tax assets when management concludes that the realization of such deferred tax assets cannot be considered more likely than not.


Financial Instruments and Concentrations


     Financial instruments which potentially subject the Company to credit risk consist primarily of a concentration of unsecured trade accounts receivables. At December 31, 1996, two customers accounted for 61% and 13%, respectively, of total net accounts receivable. At December 31, 1997 a single customer accounted for 93% of total net accounts receivable.

                             IBS Interactive, Inc.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

     The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations.

     The Company maintains cash balances at a single bank. Accounts at the bank are insured by an agency of the Federal government up to $100,000.

     The Company maintains substantially all of the fixed assets utilized in providing Internet access to clients at one location.


Sources of Supplies and Vendors


     The Company relies on two telephone companies to provide data communications services and one company to provide Internet access services to customers. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption or termination of these services could have an adverse effect on operating results.

     Although the Company attempts to maintain multiple vendors for required product, its modems, terminal servers, and high-performance routers, which are important components of its network, are each currently acquired from limited sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it builds out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, which could have an adverse effect on operating results.


Property and Equipment


     Property and equipment, largely comprising network equipment, is depreciated over a three year life using the straight line method.


Long-Lived Assets


     The Company has adopted SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed of. In accordance with SFAS No. 121, the carrying values of long-lived assets are periodically reviewed by the Company and impairments would be recognized if the expected future operating non-discounted cash flows derived from an asset were less than its carrying value.


Intangible Assets


     Intangible assets are composed primarily of customer lists and other intangibles arising from various acquisitions. Such values are amortized over five year lives.


Deferred Offering Costs


     Costs incurred in connection with the Company's contemplated initial public offering of its common stock have been capitalized. Such costs will be charged to stockholders' equity upon successful completion of the offering or charged to operations if the offering is not completed.


Estimated Fair Values of Financial Instruments


     The carrying amounts reported in the balance sheets for accounts receivable, accounts payable, accrued liabilities and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

                             IBS Interactive, Inc.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

Earnings (Loss) Per Share

     In 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share. SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes the dilutive effects of options. Basic earnings per share has been computed using the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is very similar to the fully diluted earnings per share. The Company's diluted earnings (loss) per share includes the effect, if any, of unissued shares underlying warrants, computed using the treasury stock method.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Many of the Company's estimates and assumptions used in the financial statements relate to the Company's ability to deliver state of the art technical services, which are subject to competitive market and technology changes. It is reasonably possible that changes may occur in the near term that would affect management's estimates with respect to the values of intangibles and fixed assets.

Effects of Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued two new disclosure standards.

     SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.

     SFAS Nos. 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the relatively recent issuance of these standards, management has been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.

NOTE 3 -- BUSINESS COMBINATIONS (ALSO SEE NOTE 14)

Interactive Networks, Inc.

     On April 7, 1996, the Company acquired Interactive Networks, Inc. ("Interactive Networks"), a local Internet service provider, in a business combination accounted for as a pooling of interests, through an exchange of 377,536 shares of the Company's common stock for all of the issued and outstanding shares of Interactive Networks. Accordingly, the accompanying 1996 financial statements are based on the assumption that the Company and Interactive Networks were combined for the full year.

                             IBS Interactive, Inc.

NOTE 3 -- BUSINESS COMBINATIONS (ALSO SEE NOTE 14)  -- (Continued)

     Summarized results of operations of the Company and Interactive Networks for the period from January 1, 1996 through April 7, 1996, the date of the business combination, are as follows:




                           Company       Interactive Networks
                        -------------   ---------------------
Net Sales ...........     $  29,000           $ 53,000
Net (Loss) ..........     $ (30,000)          $ (2,000)

Mordor International

     On May 31, 1996, the Company acquired substantially all the assets of Mordor International ("Mordor"), an Internet service provider, in a business combination accounted for as a purchase. The purchase price of $20,000 was allocated to equipment and intangible assets. The results of operations of Mordor are included in the accompanying financial statements from the acquisition date forward. With respect to this acquisition, the results of operations from January 1, 1996 through the acquisition date were not material and accordingly, pro forma operating results are not presented.


AllNet Technology Services, Inc.

     On March 1, 1997, the Company acquired certain assets of AllNet Technology Services, Inc. ("AllNet"), an Internet service provider, in exchange for $75,000 of cash and 15,883 shares of Company common stock in a business combination accounted for as a purchase. The fair value of the shares issued in connection with the acquisition approximated $52,000 and was based, in part, on the fair market value of shares sold in the Company's 1996 private placement of common stock (see Note 7). Of the total purchase price of $127,000, $65,000 was allocated to equipment and the balance was assigned to various intangible assets. The results of operations of AllNet are included in the accompanying financial statements from the acquisition date forward. With respect to this acquisition, the results of operations from January 1, 1997 through the acquisition date were not material and accordingly, pro forma operating results are not presented.

NOTE 4 -- PROPERTY AND EQUIPMENT

     Major classes of property and equipment, net, consist of the following:




                                                   December 31,
                                           -----------------------------
                                                1996            1997
                                           -------------   -------------
Network equipment ......................    $  485,000      $  807,000
Office equipment and fixtures ..........        15,000          17,000
                                            ----------      ----------
                                               500,000         824,000
Less: accumulated depreciation .........      (136,000)       (306,000)
                                            ----------      ----------
                                            $  364,000      $  518,000
                                            ==========      ==========

     At December 31, 1996 and 1997, equipment subject to capital leases, less accumulated depreciation, amounted to $12,000 and $104,000, respectively. Depreciation expense for the years ended December 31, 1996 and 1997 amounted to $105,000 and $170,000, respectively, which includes depreciation of equipment subject to capital lease agreements of $2,000 and $19,000, respectively.

                             IBS Interactive, Inc.

NOTE 5 -- INTANGIBLE ASSETS


     Intangible assets, net, are comprised of the following:




                                                  December 31,
                                           --------------------------
                                               1996          1997
                                           -----------   ------------
Customer List ..........................    $  5,000      $  67,000
Organizational Costs ...................       2,000          2,000
                                            --------      ---------
                                               7,000         69,000
Less: accumulated amortization .........      (1,000)       (13,000)
                                            --------      ---------
                                            $  6,000      $  56,000
                                            ========      =========

     Amortization expense was $1,000 and $12,000 for the years ended December 31, 1996 and 1997, respectively.


NOTE 6 -- BORROWINGS


1997 Notes


     On October 31, 1997, the Company entered into a series of 1997 financing agreements with eight individual investors (collectively, the "1997 Notes"). The 1997 Notes bear interest at the rate of 8% and are payable in full on the earlier of: (a) the closing of the Company's contemplated initial public offering of common stock, (b) the closing of a private placement of the Company's equity securities that result in net proceeds to the Company of at least $1 million, or (c) October 1999. Due to the Company's contemplated initial public offering (see Note 14), such debt has been classified as current in the accompanying December 31, 1997 balance sheet. The loan agreement relating to the 1997 Notes imposes limitations on the Company's ability to sell, transfer, dispose or exchange assets, and requires the Company to comply with certain operational and financial covenants. At December 31, 1997 the Company was in compliance with such covenants. The outstanding principal balance of the 1997 Notes amounted to $200,000 at December 31, 1997.


     In connection with the issuance of the 1997 Notes, investors also received warrants to purchase up to 48,872 shares of the Company's common stock at an exercise price of $3.54 per share through October 2000 (see Note 7). The Company has capitalized the fair value ascribed to the warrant ($54,000), which includes a value reflective of the excess of the expected initial public offering price over the exercise price, and is amortizing such amount over the expected life of the 1997 Notes. Interest expense for the year ended December 31, 1997, including the amortization of the value ascribed to warrants, totaled $22,000. The effective interest rate on the 1997 Notes, which includes the amortization of the value of the warrants, approximates 68% per annum.


Other Debt


     In 1995, the Company issued three-year promissory notes in the original aggregate principal amount of $100,000 of which notes with an aggregate original principal amount of $95,000 remained outstanding at December 31, 1996 and 1997. These notes bear interest at a rate of 6% and are payable in July 1998. Interest expense for each of the years ended December 31, 1996 and 1997 amounted to $6,000.


     Bank borrowings assumed in connection with the acquisition of Interactive Networks bear interest at the rate of 10% and are payable in December 1998. Outstanding borrowings assumed from Interactive Networks amounted to $23,000 and $12,000 as of December 31, 1996 and 1997. Such borrowings are secured by the Company's assets. Interest expense for each of the years ended December 31, 1996 and 1997 amounted to $2,000.

                             IBS Interactive, Inc.

NOTE 6 -- BORROWINGS  -- (Continued)

Capital Leases

     The Company leases certain equipment in the normal course of operations which are accounted for as capital leases. Outstanding obligations at December 31, 1996 and 1997 totaled $11,000 and $105,000, respectively. Interest expense related to such agreements was $2,000 and $7,000 for the years ended December 31, 1996 and 1997, respectively.


Guarantees

     Certain executive officers, who are also stockholders of the Company, have provided, at no cost to the Company, personal guarantees of certain obligations of the Company. The amount of obligations subject to these guarantees totaled $117,000 at December 31, 1997. The value ascribed to such guarantees is not considered material.


Debt and Lease Maturities

     At December 31, 1997, aggregate required principal payments, including the present value of amounts owed under capital leases, are as follows:




  Year Ended December 31, Amount
  ------------------------------
  1998 .........................    $349,000
  1999 .........................      43,000
  2000 .........................      21,000
                                    --------
    Total ......................    $413,000
                                    ========

NOTE 7 -- STOCKHOLDERS' EQUITY


Capital Stock

     At December 31, 1997, 48,872 shares of common stock were reserved for the exercise of warrants.


Private Placement

     During 1996 and 1997 the Company sold 299,342 and 6,109 shares of common stock for net proceeds of approximately $926,000 and $20,000 respectively. At December 31, 1996, a subscription receivable of $54,000 was owed to the Company. Such amount was received in January 1997.


Warrants

     As discussed in Note 6, the 1997 Note investors also received warrants to purchase up to 48,872 shares of the Company's common stock. The 1997 Note investors may exercise the warrants at any time until October 31, 2000 at an exercise price of $3.54 per share. At the option of the 1997 Note investors, the warrant exercise price may be paid through: (a) cash payments, (b) the conversion of the unpaid principal and interest on the 1997 Notes, or (c) a combination of (a) and (b).


Stock Award

     In February 1996, the Company entered into an employment agreement with an individual which provided for compensation that included the issuance of 24,436 shares of common stock to be issued ratably over a two year period. Compensation expense associated with such shares (computed using the per share price of the 1996 private placement) was $33,000 and $40,000 for the years ended December 31, 1996 and 1997, respectively. At December 31, 1997, the related unearned compensation was $7,000.

                             IBS Interactive, Inc.

NOTE 8 -- TAXES

     (Provisions) benefits for Federal and state income taxes consist of the following:



                                                       Year ended December 31,
                                                     ---------------------------
                                                         1996           1997
                                                     -----------   -------------
   Current
    Federal ......................................    $     --      $  (21,000)
    State ........................................          --          (6,000)
                                                      --------      ----------
                                                            --         (27,000)
   Deferred
    Federal ......................................      37,000         (29,000)
    State ........................................      22,000         (28,000)
                                                      --------      ----------
                                                        59,000         (57,000)
                                                      --------      ----------
    Total income tax benefit (provision) .........    $ 59,000      $  (84,000)
                                                      ========      ==========


     Differences between the Federal statutory rate and the Company's effective tax rate are as follows:


                                          Year Ended December 31,
                                       -----------------------------
                                           1996            1997
                                       ------------   --------------
   Statutory rate ..................    $ 105,000       $  (96,000)
   State taxes, net ................       22,000          (20,000)
   Non-deductible expenses .........       (1,000)         (31,000)
   Valuation allowance .............      (76,000)          76,000
   Other, net ......................        9,000          (13,000)
                                        ---------       ----------
                                        $  59,000       $  (84,000)
                                        =========       ==========

     Deferred tax assets (liabilities) arise from the following temporary differences and are classified as follows:



                                                           December 31,
                                                    --------------------------
                                                        1996          1997
                                                    -----------   ------------
   Deferred Tax Asset, Current:
    Accounts receivable allowances ..............    $   1,000      $ 26,000
    Net operating loss carryforwards ............           --         2,000
    Other assets ................................           --        20,000
    Other, net ..................................           --         2,000
                                                     ---------      --------
                                                     $   1,000      $ 50,000
                                                     =========      ========
   Deferred Tax Asset (Liabilities), Non-Current:
     Net operating loss carryforwards ...........    $ 145,000      $     --
     Other assets ...............................        3,000            --
     Property and equipment .....................           --       (34,000)
     Valuation allowance ........................      (76,000)           --
                                                     ---------      --------
                                                     $  72,000     ($ 34,000)
                                                     =========      ========

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

Legal Matters

     The Company is currently evaluating the status of certain threatened legal claims. Management presently believes that the disposition of such claims, which have been recently alleged, will not, individually or in the aggregate, have a material adverse effect on the Company's financial position, results of operations and liquidity.

                             IBS Interactive, Inc.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES  -- (Continued)

Operating Leases

     The Company leases facilities and equipment under operating leases and subleases expiring through December 2002. Some of the leases have renewal options and most contain provisions for passing through certain incremental costs. Future net minimum annual rental payments under noncancelable leases are as follows:


  1998                                        $140,000
  1999                                         155,000
  2000                                         155,000
  2001                                         155,000
  2002 and thereafter                          310,000
                                              --------
  Total minimum lease payments ...........    $915,000
                                              ========

     Total rental expense for the years ended December 31, 1996 and 1997 was approximately $18,000 and $49,000, respectively.


Employment Agreements


     The Company has entered into employment contracts with certain officers and employees which provide for minimum annual salaries to be paid over specified terms. Future commitments for such payments which includes amounts for employment contracts executed through February 27, 1998, are as follows:



  Year Ended December 31,      Amount
  -----------------------    ----------
  1998 ..................    $1,113,000
  1999 ..................       983,000
  2000 ..................       625,000
  2001 ..................       240,000
  2002 ..................       131,000
                             ----------
    Total ...............    $3,092,000
                             ==========

NOTE 10 -- RELATED PARTY TRANSACTIONS (ALSO SEE NOTE 14)


     At December 31, 1996 and 1997, the Company's stockholders held promissory notes issued in 1995 by the Company in the aggregate principal amount of $95,000. These notes bear interest at the rate of 6% per annum. Interest expense for each of the years ended December 31, 1996 and 1997 amounted to $6,000.

     Certain relatives of the Company's executive officers are also 1997 Note investors. The terms of such borrowings are comparable with those afforded to other investors (see Note 6). Outstanding balances at December 31, 1997 amounted to $43,750.

     An entity whose stockholder is also a stockholder of the Company provides management consulting services to the Company. Fees for such services amounted to $16,000 and $14,000 for the years ended December 31, 1996 and 1997, respectively.

NOTE 11 -- SUPPLEMENTAL CASH FLOW INFORMATION


     Cash paid for interest and income taxes are as follows:


                                1996        1997
                             ---------   ---------
   Interest ..............    $5,000      $7,000
   Income Taxes ..........        --       2,000


     In 1996, the Company acquired fixed assets of approximately $34,000, financed through incurring liabilities. In 1997, the Company acquired certain assets through the issuance of common stock valued at $52,000. In 1997, the Company acquired $95,000 of equipment subject to capital lease obligations.

                             IBS Interactive, Inc.

NOTE 12 -- MAJOR CLIENTS OF THE COMPANY

     One client generated 54% of the Company's revenues for the year ended December 31, 1997. One consulting project for this same client generated 45% of the Company's revenues in the year ended December 31, 1997. Two clients generated 29% and 15% of the Company's revenues for the year ended December 31, 1996.

NOTE 13 -- SEGMENT INFORMATION

     The Company's major businesses are Systems Integration and Programming and Applications Development and Internet Services. Financial information for the Company's segments are as follows:



                                                       Systems
                                                   Integration and
                                                     Programming
                  Year Ended                      and Applications       Internet
               December 31, 1996                     Development         Services
   -------------------------------------------   ------------------   --------------
   Revenues ..................................       $  438,000         $  585,000
   Cost of Services ..........................          347,000            303,000
                                                     ----------         ----------
   Gross Profit ..............................           91,000            282,000
   Selling, General & Administrative .........          281,000            389,000
   Amortization of intangible assets .........               --              1,000
                                                     ----------         ----------
   Operating Income (Loss) ...................       $ (190,000)        $ (108,000)
                                                     ==========         ==========
   Allocated Assets ..........................       $  382,000         $  553,000
                                                     ==========         ==========
               Year Ended
           December 31, 1997
   -------------------------------------------
   Revenues ..................................       $1,750,000         $  991,000
   Cost of services ..........................          208,000            891,000
                                                     ----------         ----------
   Gross Profit ..............................        1,542,000            100,000
   Selling, General & Administrative .........          515,000            781,000
   Amortization of intangible assets .........               --             12,000
                                                     ----------         ----------
   Operating Income (Loss) ...................       $1,027,000         $ (693,000)
                                                     ==========         ==========
   Allocated Assets ..........................       $1,706,000         $  745,000
                                                     ==========         ==========


NOTE 14 -- SUBSEQUENT EVENTS

Acquisitions

     In January 1998, the Company acquired certain assets of JDT WebwerX LLC, a business providing programming and applications development and Internet access services in exchange for $35,000 of cash.

     On January 31, 1998, the Company acquired all of the issued and outstanding capital stock of Entelechy, Inc. ("Entelechy"), in exchange for 277,434 shares of Company common stock in a business combination accounted for as a purchase. The Company issued 147,310 shares at closing, and will issue a total of 130,124 shares ( the "Contingent Shares") ratably on each of the first, second and third anniversary of the acquisition closing date. The issuance of such shares is contingent upon the former Entelechy stockholders, to whom such shares are issuable, remaining in the continuous employ of the Company. The purchase price of Entelechy will be established based upon the value of shares issued at closing. The Company's final determination of the Entelechy purchase price is subject to the completion of various valuations, analyses and closing adjustments. The values ascribed to the Contingent Shares (assuming that the former Entelechy stockholders remain employees of the Company) will result in a charge to operations as such shares are earned through the Company's year ending December 31, 2001. The Company estimates that the charges to operations will approximate $180,000, $197,000, $197,000 and $17,000 in the years ending December 31, 1998, 1999, 2000 and 2001, respectively. During the year ended December 31, 1997, approximately $42,000 of the Company's cost of services related to services provided by Entelechy. At December 31, 1997, accounts payable included approximately $38,000 owed to Entelechy.

                             IBS Interactive, Inc.

NOTE 14 -- SUBSEQUENT EVENTS  -- (Continued)

     Entelechy had an outstanding note of $150,000 to a relative of one of Entelechy's principals. The note does not bear interest and is automatically convertible into 25,000 shares of the Company's common stock, upon the consummation of the Company's contemplated initial public offering.

     The following summarized, unaudited pro forma information for the year ended December 31, 1997 assumes that the acquisition of Entelechy had occurred on January 1, 1997:



                                              Unaudited
                                            -------------
            Net Revenues ................    $3,065,000
            Operating Loss ..............       (67,000)
            Net Loss ....................    $ (113,000)
                                             ==========
            Loss per Share:
             Basic and Diluted ..........    $     (.06)
                                             ==========


     The pro forma operating results reflect estimated pro forma adjustments for the amortization of intangibles ($156,000) and compensation expense ($197,000) related to the issuance of the Contingent Shares over a one year period. Pro forma results of operations information is not necessarily indicative of the results of operations that would have occurred had the acquisition been consummated at the beginning of 1997, or of future results of the combined companies.


Capital Stock

     On March 10, 1998, the Company effected an approximate 1,029-for-1 stock split and on April 21, 1998, an approximate 1.19-for-1 stock split. All share and per share data have been restated for all periods presented to reflect the splits. On March 10, 1998 the Company's Board of Directors approved an increase in the number of shares of authorized capital stock to 12,000,000, of which 1,000,000 shares were designated as "blank check" preferred stock and 11,000,000 shares were designated as common stock. On March 10, 1998 the Board of Directors approved the Company's 1998 Stock Option Plan. Under the terms of this plan, the Company has reserved 330,000 shares of common stock for future grants. An additional 20,000 shares of common stock have been reserved for a restricted stock award to an officer of the Company.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Management
Entelechy, Inc.
Huntsville, Alabama



We have audited the accompanying balance sheet of Entelechy, Inc. as of December 31, 1997, and the related statements of operations and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Entelechy, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


BDO Seidman, LLP


Woodbridge, New Jersey
March 14, 1998

                                Entelechy, Inc.
                                 Balance Sheet
                               December 31, 1997



                                     ASSETS
Current:
 Cash ..................................................................................    $       28
 Accounts receivable ...................................................................        70,284
                                                                                            ----------
    Total Current Assets ...............................................................        70,312
Property and equipment, net ............................................................        31,497
Other assets ...........................................................................           227
                                                                                            ----------
    TOTAL ASSETS .......................................................................    $  102,036
                                                                                            ==========
                       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable ......................................................................    $   62,897
 Demand note payable, net ..............................................................       148,883
                                                                                            ----------
    Total Current Liabilities ..........................................................       211,780
                                                                                            ----------
Commitments (Note 5)
Stockholders' deficit:
 Common stock -- no par value; authorized 227 shares, issued and outstanding 227 shares            227
 Accumulated deficit ...................................................................      (109,971)
                                                                                            ----------
    Total Stockholders' Deficit ........................................................      (109,744)
                                                                                            ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT ........................................    $  102,036
                                                                                            ==========

                See accompanying notes to financial statements.

                                Entelechy, Inc.
                Statement of Operations and Accumulated Deficit
                     For the Year Ended December 31, 1997



Revenues .............................................     $  366,158
Cost of Services .....................................        299,400
                                                           ----------
Gross Profit .........................................         66,758
Selling, general and administrative expenses .........        114,310
                                                           ----------
Operating loss .......................................        (47,552)
Interest expense .....................................        (13,067)
Other expense, net ...................................           (188)
                                                           ----------
Net loss .............................................        (60,807)
Accumulated deficit, beginning of year ...............        (49,164)
                                                           ----------
Accumulated deficit, end of year .....................     $ (109,971)
                                                           ==========

                See accompanying notes to financial statements.

                                Entelechy, Inc.
                            Statement of Cash Flows
                     For the Year Ended December 31, 1997



Cash Flows from Operating Activities:
 Net loss ..................................................................     $ (60,807)
 Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
   Depreciation ............................................................        26,154
   Non-cash interest expense ...............................................        12,768
   Changes in operating assets and liabilities:
    Accounts receivable ....................................................       (65,524)
    Other assets ...........................................................        13,873
    Other ..................................................................          (773)
    Accounts payable .......................................................        54,400
                                                                                 ---------
      Net Cash Used in Operating Activities ................................       (19,909)
                                                                                 ---------
Cash Flows from Investing Activities:
 Capital expenditures -- property and equipment ............................        (1,350)
                                                                                 ---------
Net decrease in cash .......................................................       (21,259)
Cash, at Beginning of Year .................................................        21,287
                                                                                 ---------
Cash, at End of Year .......................................................     $      28
                                                                                 =========
Supplemental Disclosures of Cash Flow Information:
 Cash paid during the year for:
   Interest ................................................................     $     299
                                                                                 =========
   Income taxes ............................................................     $      --
                                                                                 =========

                See accompanying notes to financial statements.

                                ENTELECHY, INC.

                         Notes to Financial Statements

1. Organization and Nature of Business

     Entelechy, Inc. (the "Company") provides computer networking, programming and applications development consulting services primarily to commercial businesses and governmental agencies. The Company, an Alabama corporation, was incorporated on August 22, 1995.

     On January 31, 1998, a Stock Purchase Agreement (the "Agreement") was entered into between the Company and IBS Interactive, Inc. ("IBS"), whereby IBS acquired 100% of the Company's outstanding capital stock and the Company's operations will be merged into those of IBS. Accordingly, the accompanying financial statements do not reflect a remeasurement of the carrying values ascribed to the Company's assets and liabilities to fair values.

     To effect the acquisition, IBS has issued 147,310 shares of its common stock at closing and will issue a total of 130,124 shares of common stock ratably on each of the first, second and third anniversary dates of the acquisition closing date. The issuance of the 130,124 shares is contingent upon the former Company stockholders remaining in the employ of IBS. The values ascribed to these shares (assuming that the former Company stockholders remain employees of IBS) will result in a charge to IBS' operations as such shares are earned through IBS' year ending December 31, 2001. The final purchase price of the Company is subject to the completion of various analyses and closing adjustments.

2. Summary of Significant Accounting Policies

     Revenue Recognition

     Revenue is recognized as services are provided to clients.

     Income Taxes

     The Company has elected and the stockholders have consented, under the applicable provisions of the Internal Revenue Code and applicable state code, to report its income for Federal and state income tax purposes as an "S" corporation. Under those provisions, the stockholders receive the benefit for the income tax effect of their respective share of the Company's net loss. Accordingly, no benefit has been recorded for Federal and state income taxes in the accompanying financial statements.

     Financial Instruments and Concentrations

     Financial instruments which potentially subject the Company to credit risk consist primarily of a concentration of unsecured trade accounts receivables. At December 31, 1997, two customers accounted for 54% and 44%, respectively, of total net accounts receivable.

     The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The allowance for doubtful accounts at December 31, 1997 was $0.

     Property and Equipment

     Property and equipment are stated at cost, reduced by a reserve for accumulated depreciation. Depreciation is provided under the straight line method based upon the following useful lives:


       Computer equipment .............   3 years
       Furniture and fixtures .........   7 years
       Office equipment ...............   5 years


     Estimated Fair Values of Financial Instruments

     The carrying values reported in the accompanying balance sheet for accounts receivable, accounts payable and demand note payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

                                ENTELECHY, INC.

2. Summary of Significant Accounting Policies  -- (Continued)

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3. Property and Equipment

     Major classes of property and equipment, net, consist of the following:



                                                 December 31, 1997
                                                ------------------
     Computer equipment ......................      $  75,965
     Office equipment and fixtures ...........          5,979
                                                    ---------
                                                       81,944
     Less: Accumulated depreciation ..........        (50,447)
                                                    ---------
                                                    $  31,497
                                                    =========


     Depreciation expense for the year ended December 31, 1997 amounted to $26,154.

4. Demand Note Payable

     The Company has a non-interest bearing demand note with a relative of a Company stockholder. The face amount of the demand note is $150,000 and the Company has discounted the face value of the note, using an implicit rate of 9%, to reflect an imputed interest expense over the period that the note is expected to be outstanding. The unamortized discount at December 31, 1997 is $1,117. Interest expense for the year ended December 31, 1997 was $12,768.

     The demand note will automatically convert into 25,000 of IBS common stock upon the consummation of IBS' contemplated initial public offering of its common stock.

5. Commitments

     The Company leases its premises under an arrangement with a third party in which the Company provides certain consulting services to the lessor in return for use of the facility. The fair values ascribed to the services and rent approximate $18,000 per year. There is no commitment to fund minimum annual rental payments under this leasing arrangement.

6. Related Party Transactions

     During the year ended December 31, 1997, approximately $42,000 of the Company's revenues were derived from IBS. At December 31, 1997, accounts receivable included approximately $38,000 owed by IBS.

     Salary expense for three company officers, who are also stockholders, totalled $144,000 for the year ended December 31, 1997.

7. Major Clients

     Three clients generated 41%, 25% and 11% (IBS) of the Company's revenues for the year ended December 31, 1997.

                             IBS INTERACTIVE, INC.
             Pro Forma Unaudited Condensed Statement of Operations
                      For the Year Ended December 31, 1997

     The accompanying pro forma unaudited condensed statement of operations for the year ended December 31, 1997 is based upon the historical financial statements of IBS Interactive, Inc. ("IBS") and Entelechy, Inc. ("Entelechy") adjusted to give effect to the acquisition of Entelechy by IBS (accounted for as a purchase), as if such acquisition had occurred on January 1, 1997. The accompanying pro forma unaudited condensed balance sheet as of December 31, 1997, is based upon the historical financial statements of IBS and Entelechy, adjusted to give effect to the acquisition of Entelechy by IBS, as if such acquisition had occurred on December 31, 1997. The pro forma unaudited condensed statement of operations and balance sheet data are not necessarily indicative of the results that would have been obtained if the acquisition of Entelechy by IBS had occurred on the date indicated or for any future period or date. The pro forma unaudited adjustments give effect to available information and assumptions that the Company believes are reasonable. The pro forma unaudited condensed financial information should be read in conjunction with the historical financial statements of IBS and Entelechy and notes thereto. See Management's Discussion and Analysis of Financial Condition and Results of Operations.





                                                      IBS          Entelechy       Eliminations &
                                                  Historical      Historical        Adjustments         Pro Forma
                                                  ----------      ----------       --------------      ----------
Revenues ....................................     $2,741,000      $ 366,000         $  (42,000)(d)     $3,065,000
Cost of Services ............................      1,099,000        299,000            (42,000)(d)      1,356,000
                                                  ----------      ---------         ----------         ----------
Gross Profit ................................      1,642,000         67,000                             1,709,000
Selling, general and administrative .........      1,296,000        115,000                             1,411,000
Amortization of intangible assets ...........         12,000                           156,000(a)         168,000
Compensation expense -- Entelechy ...........                                          197,000(b)         197,000
                                                  ----------      ---------         ----------         ----------
Operating income (loss) .....................        334,000        (48,000)          (353,000)           (67,000)
Other expense, net ..........................        (52,000)       (13,000)                              (65,000)
                                                  ----------      ---------         ----------         ----------
Income (loss) before income taxes ...........        282,000        (61,000)          (353,000)          (132,000)
Income tax (provision) benefit ..............        (84,000)                          103,000(c)          19,000
                                                  ----------      ---------         ----------         ----------
Net income (loss) ...........................     $  198,000      $ (61,000)        $ (250,000)        $ (113,000)
                                                  ==========      =========         ==========         ==========

                             IBS INTERACTIVE, INC.
                  Pro Forma Unaudited Condensed Balance Sheet
                               December 31, 1997




                                                    IBS         Entelechy       Eliminations &
                                                Historical     Historical        Adjustments         Pro Forma
                                               ------------   ------------   -------------------   ------------
Cash .......................................   $   95,000                                          $   95,000
Accounts receivable, net ...................    1,636,000      $   70,000        $  (38,000)(f)     1,668,000
Other current assets .......................       50,000                                              50,000
                                               ----------                                          ----------
  Total Current Assets .....................    1,781,000          70,000           (38,000)        1,813,000
                                               ----------      ----------        ----------        ----------
Property and equipment .....................      518,000          32,000                             550,000
Intangible assets ..........................       56,000              --           780,000(e)        836,000
Other non current assets ...................       96,000                                              96,000
                                               ----------                                          ----------
  TOTAL ASSETS .............................   $2,451,000      $  102,000        $  742,000        $3,295,000
                                               ==========      ==========        ==========        ==========
Notes payable, current .....................   $  307,000      $  149,000                          $  456,000
Capital lease obligations, current .........       42,000                                              42,000
Other current liabilities ..................      865,000          63,000        $  (38,000)(f)       890,000
                                               ----------      ----------        ----------        ----------
                                                1,214,000         212,000           (38,000)        1,388,000
                                               ----------      ----------        ----------        ----------
Non current liabilities ....................       98,000                                              98,000
                                               ----------                                          ----------
  TOTAL LIABILITIES ........................    1,312,000         212,000                           1,486,000
                                               ----------      ----------                          ----------
Stockholders' Equity (Deficit) .............    1,139,000        (110,000)          780,000(e)      1,809,000
                                               ----------      ----------        ----------        ----------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY ...................   $2,451,000      $  102,000        $  742,000        $3,295,000
                                               ==========      ==========        ==========        ==========

          Notes to Pro Forma Unaudited Condensed Financial Statements

     Adjustments to reflect the acquisition of Entelechy by IBS, as if it had occurred as of January 1, 1997, are as follows:

       (a) Amortization of intangible assets arising from the acquisition amounting to $156,000; such amount is amortized over an estimated useful life of five years.

       (b) Recognition of compensation expense related to the issuance of contingent shares of IBS common stock on the first anniversary date of the acquisition. The issuance of such shares is contingent upon the former Entelechy stockholders remaining in the employ of IBS.

       (c) Relates to a tax benefit (utilizing an effective tax rate of 40%) recognized on adjustment (b) and a tax benefit recognized for the loss generated by Entelechy during the year ended December 31, 1997. Entelechy was recognized as an S Corporation for Federal and State income tax purposes prior to the acquisition.

       (d) Elimination of transactions between IBS and Entelechy.

     Adjustments to reflect the Entelechy acquisition, as if it had occurred as of December 31, 1997, are as follows:

       (e) The value ascribed to Company shares issued ($670,000) plus the net liability assumed ($110,000) resulted in an intangible asset of $780,000. Entelechy's stockholders' deficit ($110,000) has been eliminated in recording the acquisition.

       (f) Elimination of December 31, 1997 balances between IBS and Entelechy.

================================================================================

       No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                               -------------------
                                TABLE OF CONTENTS



                                                Page
                                             ---------
Prospectus Summary .......................        3
Risk Factors .............................        6
Use of Proceeds ..........................       14
Dilution .................................       15
Dividend Policy ..........................       16
Capitalization ...........................       16
Selected Financial Data ..................       17
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations ............................       18
Business .................................       23
Management ...............................       32
Principal Stockholders ...................       36
Certain Transactions .....................       37
Description of Securities ................       38
Shares Eligible for Future Sale ..........       39
Underwriting .............................       40
Legal Matters ............................       41
Experts ..................................       41
Available Information ....................       42
Index to Financial Statements ............      F-1

                              --------------------
       Until June 8, 1998 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================






                                     [LOGO]








                               1,200,000 Shares






                             IBS INTERACTIVE, INC.




                                 Common Stock




                                -----------------
                                   Prospectus
                                -----------------
                          Whale Securities Co., L.P.






                                  May 14, 1998


================================================================================